Exhibit 10.4

WINDSOR MANOR OF WEBSTER CITY

WEBSTER CITY, IOWA

LEASE AGREEMENT

DATED AS OF AUGUST 31, 2012

BY AND BETWEEN

WEBSTER CITY IA ASSISTED LIVING OWNER, LLC,

A DELAWARE LIMITED LIABILITY COMPANY,

AS LANDLORD,

AND

WEBSTER CITY IA ASSISTED LIVING TENANT, LLC,

A DELAWARE LIMITED LIABILITY COMPANY,

AS TENANT

9.3	Costs and Expenses	31
9.4	Waiver of Subrogation	32
9.5	Indemnification of Landlord	32

ARTICLE 10 DAMAGE, REPAIR AND CONDEMNATION		32

10.1	Damage and Repair	32
10.2	Condemnation	33
10.3	Disbursement of Award	34

ARTICLE 11 MORTGAGES, ETC.		34

11.1	Mortgages	34
11.2	No Covenants, Conditions or Restrictions	35
11.3	Liens; Credit	35
11.4	Amendments Requested by Mortgagee	35

ARTICLE 12 DEFAULTS AND REMEDIES		35

12.1	Events of Default	35
12.2	Remedies	37
12.3	Waiver of Jury Trial	38
12.4	Application of Funds	38
12.5	Landlord’s Right to Cure Tenant’s Default	38
12.6	Good Faith Dispute	39

ARTICLE 13 HOLDING OVER		39

ARTICLE 14 LANDLORD’S NOTICE OBLIGATIONS; LANDLORD DEFAULT		39

14.1	Landlord Notice Obligation	39
14.2	Landlord’s Default	39
14.3	Tenant’s Right to Cure	40

ARTICLE 15 TRANSFERS BY LANDLORD		40

15.1	Transfer of Leased Property	40

ARTICLE 16 SUBLETTING AND ASSIGNMENT		41

16.1	Subletting and Assignment	41
16.2	Required Sublease Provisions	41
16.3	Permitted Sublease and Assignment	42
16.4	Sublease Limitation	42

ARTICLE 17 ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS		43

17.1	Estoppel Certificates	43
17.2	Accounting, Distributions and Annual Reconciliation	43
17.3	Books and Records	44
17.4	Accounts, Expenditures	44

ARTICLE 18 LANDLORD’S RIGHT TO INSPECT		44

ARTICLE 19 MISCELLANEOUS		45

19.1	Limitation on Payment of Rent	45
19.2	No Waiver	45
19.3	Remedies Cumulative	45
19.4	Severability	45
19.5	Acceptance of Surrender	45
19.6	No Merger of Title	46
19.7	Conveyance by Landlord	46
19.8	Quiet Enjoyment	46
19.9	Memorandum of Lease	46
19.10	Notices	46
19.11	Construction; Nonrecourse	48
19.12	Counterparts; Headings	48
19.13	Applicable Law, Etc.	48
19.14	Right to Make Agreement	49
19.15	Disclosure of Information	49

EXHIBITS:

Exhibit A	-	Minimum Rent

Exhibit B	-	Legal Description of the Land

Exhibit C	-	Percentage Rent Provisions

Exhibit D	-	Tenant’s Personal Property

LEASE AGREEMENT

This LEASE AGREEMENT is entered into as of August 31, 2012, by and between WEBSTER CITY IA ASSISTED LIVING OWNER, LLC, a Delaware limited liability company, as landlord (“Landlord”), and WEBSTER CITY IA ASSISTED LIVING TENANT, LLC, a Delaware limited liability company, as tenant (“Tenant”).

W I T N E S S ET H:

WHEREAS, Landlord is the owner of the Leased Property (as defined in Section 2.1); and

WHEREAS, Landlord has agreed to lease the Leased Property to Tenant and Tenant has agreed to lease the Leased Property from Landlord, all subject to and upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

ARTICLE 1

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article shall have the meanings assigned to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, (c) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement, and (iv) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

“Accessibility Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to accessibility for the disabled or handicapped, including, but not limited to, any applicable provisions of The Architectural Barriers Act of 1968, The Rehabilitation Act of 1973, The Fair Housing Act of 1988, The Americans With Disabilities Act, the accessibility code(s), if any, of the State in which the Leased Property is located, and all regulations and guidelines promulgated under any all of the foregoing, as the same may be amended from time to time.

“Accounting Period” shall mean each of twelve (12) Accounting Periods of one (1) calendar month occurring each Fiscal Year.

“Accounting Period Statement” shall have the meaning given such term in Section 17.2(a).

“Additional Charges” shall have the meaning given such term in Section 3.3.

“Adjustment Date” shall have the meaning given such term in Section 5.2(b).

“Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly Controlling, Controlled by or under common Control with any such Person, (ii) in the case of any such Person which is a partnership, any partner in such partnership, (iii) in the case of any such Person which is a limited liability company, any member of such company, (iv) in the case of any such Person which is a corporation, any officer, director or stockholder of such corporation, (v) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clauses (i) through (iv), (vi) any other Person who is an officer, director, trustee or employee of, or partner in, such Person or any Person referred to in the preceding clauses (i) through (v) and (vii) any other Person who is a member of, or trustee of any trust for the benefit of, the Immediate Family of such Person or of any Person referred to in the preceding clauses (i) through (vi); provided, however, a Person shall not be deemed to be an Affiliate solely by virtue of the ownership of shares of stock registered under the Securities Act of 1934, as amended, unless such Person, as holder of such stock, is required to file a Schedule 13-D, pursuant to Section 13(d) of such Act and Rule 13-d-1 promulgated thereunder.

“Agreement” shall mean this Lease Agreement, including all Exhibits hereto, as it and they may be amended from time to time as herein provided.

“Annual Operating Statement” shall have the meaning given such term in Section 17.2(b).

“Applicable Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to (i) injury to, or the protection of, real or personal property, (ii) human health and safety (except those requirements which, by definition, are solely the responsibility of employers), (iii) the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, (iv) Accessibility Laws, (v) dementia care/assisted facility licensure or (vi) participation in Medicare or Medicaid programs.

“Award” shall mean all compensation, sums or other value awarded, paid or received by virtue of a total or partial Condemnation of the Leased Property (after deduction of all reasonable legal fees and other reasonable costs and expenses, including, without limitation, expert witness fees, incurred by Landlord, in connection with obtaining any such award).

“Business” shall mean the operation of the Facility and other activities related thereto conducted on the Land.

“Business Day” shall mean any day other than Saturday, Sunday, or any other day on which federal banking institutions are authorized by law or executive action to close.

“Building Estimate” shall have the meaning given such term in Section 5.3(a).

“Capital Expenditure” shall mean the expenses necessary for non-routine, major repairs, alterations, improvements, renewals, replacements, and additions to the Facility including, without limitation, to the structure, the exterior facade (excluding painting) and all of the mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation elements of the Facility, together with all other expenditures which are classified as “capital expenditures” under generally accepted accounting principles. Capital Expenditures shall not include Routine Capital Expenditures.

“Capital Renewals Payment” shall have the meaning given such term in Section 5.2(b).

“Capital Renewals Reserve” shall have the meaning given such term in Section 5.2(a). For clarity, “Capital Renewals Reserve” shall be construed to be synonymous with the term “FF&E Reserve” as used in the Management Agreement in effect as of the date of this Agreement. To the extent of any inconsistency with respect thereto, the definition and use of the term in the Management Agreement shall control.

“Capital Reserve Budget” shall have the meaning given such term in Section 5.2(c).

“Claims” shall have the meaning given such term in Article 8.

“Code” shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

“Commencement Date” shall mean the date of this Agreement.

“Compliance Threshold Provisions” shall have the meaning given such term in Section 3.1(a).

“Condemnation” shall mean (a) the exercise of any governmental power with respect to the Leased Property, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation, (b) a voluntary sale or transfer of the Leased Property by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of all or part of the Leased Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any Condemnation or other eminent domain proceeding affecting the Leased Property, whether or not the same shall have actually been commenced.

“Condemnor” shall mean any public or quasi-public authority, or Person having the power of Condemnation.

“Controlling Interest” shall mean (a) as to a corporation the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the Entity (through ownership of such shares or by contract), and (b) as to an Entity not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Entity.

“CC&R’s” shall have the meaning given such term in Section 11.2(a).

“Date of Taking” shall mean the date the Condemnor has the right to possession of the Leased Property, or any portion thereof, in connection with a Condemnation.

“Default” shall mean any event or condition existing which with the giving of notice and/or lapse of time would ripen into an Event of Default.

“Emergency Requirements” shall mean any of the following events or circumstances: (a) an emergency threatening imminent damage to the Facility, or the life or property of its residents, patients, invitees or employees; or (b) a Legal Requirement, the violation (or continued violation) of which would subject Tenant, Manager and/or Landlord to the imminent threat of civil or criminal liability.

“Entity” shall mean any corporation, general or limited partnership, limited liability company, limited liability partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other association or entity.

“Environment” shall mean soil, surface waters, ground waters, land, streams, sediments, surface or subsurface strata and ambient air.

“Environmental Laws” shall have the meaning given such term in Section 4.3(a).

“Escrow Agent” shall have the meaning given such term in Section 10.3.

“Event of Default” shall have the meaning given such term in Section 12.1.

“Excess Rent” shall have the meaning given such term in Section 3.1(a).

“Facility” shall mean the assisted living facility located on the Land.

“First Tier Gross Revenues Break Point” shall mean the amount of Gross Revenues for the applicable Lease Year corresponding to such term as set forth on Exhibit C attached hereto.

“First Tier Gross Revenues Percentage” shall mean the percentage corresponding to such term as set forth on Exhibit C.

“Fiscal Year” shall mean each fiscal year of Manager, each such fiscal year to consist of twelve (12) Accounting Periods, and which, as of the Commencement Date, commences at midnight on January 1 and ends at midnight on December 31 of each calendar year. If Manager shall, for a bona fide business reason, change its Fiscal Year during the Term, appropriate adjustments, if any, shall be made with respect to the timing of certain accounting and reporting requirements of this Agreement; provided, however, that, in no event shall any such change or adjustment increase or reduce any monetary obligation under this Agreement.

“Fixed Term” shall have the meaning given such term in Section 2.3.

“Fixtures” shall have the meaning given such term in Section 2.1(e).

“Force Majeure Event” means any circumstance which is not within the reasonable control of either party hereto, caused by any of the following: strikes, lockouts; acts of God; civil commotion; fire or any other casualty; governmental action; or other similar cause or circumstance which is not in the reasonable control of either party hereto. Neither lack of financing nor general economic and/or market conditions or factors is a Force Majeure Event.

“Fourth Tier Gross Revenues Percentage” shall mean the percentage corresponding to such term as set forth on Exhibit C.

“GAAP” shall mean generally accepted accounting principles consistently applied.

“Government Agencies” shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or the State or any County or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Tenant or the Leased Property or any portion thereof, or the Business operated thereon.

“Gross Income Tests” shall have the meaning given such term in Section 3.1(a).

“Gross Revenues” shall mean, for a given period or interval, all gross revenues and receipts of every kind derived by or for the benefit of Tenant or its Affiliated Persons from operating or causing the operation of the Leased Property and all parts thereof, including, but not limited to: gross revenues from both cash and credit transactions (after reasonable deductions for bad debts and discounts for prompt or cash payments and refunds) from rental or subleasing of every kind; entrance fees, fees for health care and personal care services, license, lease and concession fees and rentals, off premises catering, if any, and parking (not including gross receipts of licensees, lessees and concessionaires); gross revenues from vending machines; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise (other than proceeds from the sale of furnishings, fixtures and equipment no longer necessary to the operation of the Facility, which shall be deposited in the Capital Renewals Reserve) and service charges, to the extent not distributed to employees at the Facility as gratuities, interest income except as specifically provided below, community fees, and deposits forfeited, all as determined in accordance with GAAP on an accrual basis; provided, however, that Gross Revenues shall not include the following: gratuities to Facility employees; federal, state or municipal excise, sales, occupancy, use or similar taxes collected directly from residents or included as part of the sales price of any goods or services; insurance proceeds (except for business interruption insurance proceeds); any proceeds from any sale of the Leased Property or from the refinancing of any debt encumbering the Leased Property; proceeds from the disposition of furnishings, fixture and equipment no longer necessary for the operation of the Facility; and interest which accrues on amounts deposited in the Capital Renewals Reserve.

“Hazardous Materials” shall have the meaning given such term in Section 4.3(a).

“Immediate Family” shall mean, with respect to any individual, such individual’s spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents-in-law, brothers-in-law, sisters-in-law, nephews and nieces.

“Improvements” shall have the meaning given such term in Section 2.1(b) of this Agreement.

“Impositions” shall mean collectively, all taxes (including, without limitation, all taxes imposed under the laws of the State, as such laws may be amended from time to time, and all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Landlord, Tenant or the Business), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof), water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the Business (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Landlord’s interest in the Leased Property, (b) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof by Tenant; provided, however, that nothing contained herein shall be construed to require Tenant to pay (i) any tax based on net income, net worth or capital imposed on Landlord, (ii) any net revenue tax of Landlord, (iii) any transfer fee or other tax imposed with respect to the sale, exchange or other disposition by Landlord of the Leased Property or the proceeds thereof, (iv) any single business, gross receipts tax (from any source other than the rent received by Landlord from Tenant), or similar taxes as the same relate to or are imposed upon Landlord, except to the extent that any tax, assessment, tax levy or charge that would otherwise be an Imposition under this definition which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (i) or (ii) preceding is levied, assessed or imposed expressly in lieu thereof, (v) any interest or penalties imposed on Landlord as a result of the failure of Landlord to file any return or report timely and in the form prescribed by law or to pay any tax or imposition, except to the extent such failure is a result of a breach by Tenant of its obligations pursuant to Section 3.4, (vi) any Impositions imposed on Landlord that are a result of Landlord not being considered a “United States person” as defined in Section 7701(a)(30) of the Code, (vii) any Impositions that are enacted or adopted by their express terms as a substitute for any tax that would not have been payable by Tenant pursuant to the terms of this Agreement, or (viii) any Impositions imposed as a result of a breach of covenant or representation by Landlord in any agreement entered into by Landlord governing Landlord’s conduct or operation or as a result of the negligence or willful misconduct of Landlord.

“Indebtedness” shall mean all obligations, contingent or otherwise, which in accordance with GAAP should be reflected on the obligor’s balance sheet as liabilities.

“Index” shall mean the Consumer Price Index: All Urban Consumers, (1982-84=100), All Items, U.S. City Average (CPI-U), as published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or otherwise revised during the Term, such other government index or computation with which it is replaced shall be used. If the Index is discontinued with no successor Index, another similar index with an appropriate conversion factor shall be substituted. If the Index is changed so that a base year other than 1982-84 is used, the Index shall be converted in accordance with the conversion factor published by the Bureau of Labor Statistics.

“Initial Investment” shall mean an amount equal to Three Million, One Hundred Sixty-Three Thousand and no/100 Dollars ($3,163,000.00).

“Institutional Lender” shall mean a foreign or domestic commercial bank, trust company, savings bank, savings and loan association, insurance company, real estate investment trust, investment bank, pension trust, pension plan or pension fund, a public or privately-held fund engaged in real estate and/or corporate lending, any trustee of any trust or REMIC or other securitization vehicle, or any other financial institution commonly known as an institutional lender (or any Affiliate of any of the foregoing).

“Insurance Requirements” shall mean all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon Landlord, Tenant or the Leased Property.

“Insurance Retention” shall have the meaning given such term in Section 9.3(c).

“Intangible Property” shall mean (a) Permits (hereinafter defined) and other approvals granted by any public body or by any private party pursuant to a recorded instrument, and (b) certificates, licenses, warranties and guarantees other than such permits, operating permits, certificates, licenses and approvals which are to be held by, or transferred to, Tenant in order to permit Tenant to operate the Leased Property properly in accordance with the terms of this Agreement.

“Interest Rate” shall mean an annual rate of interest equal to, as of the date of determination, the per annum rate for ten (10) year U.S. Treasury Obligations as published in the Wall Street Journal, plus two hundred (200) basis points.

“Inventories” shall mean all inventories, as such term is customarily used and defined in its most broad and inclusive sense including, but not limited to, all inventories of food, beverages and other consumables held by Tenant for sale or use at or from the Leased Property or the Facility, and soap, cleaning supplies, paper supplies, operating supplies, china, glassware, silver, linen, uniforms, building and maintenance supplies, spare parts and attic stock, medical supplies, drugs and all other such goods, wares and merchandise held by Tenant for sale to or for consumption by residents or patients of the Leased Property or the Facility and all such other goods returned to or repossessed by Tenant.

“Land” shall mean all tracts, pieces and parcels of land described on Exhibit B attached hereto.

“Landlord” shall have the meaning given such term in the preamble to this Agreement.

“Landlord Default” shall have the meaning given such term in Section 14.2.

“Landlord Liens” shall mean liens on or against the Leased Property or any payment of Rent (a) which result from any act of, or any claim against, Landlord or any owner (other than Tenant) of a direct or indirect interest in the Leased Property, or which result from any violation by Landlord of any terms of this Agreement, or (b) which result from liens in favor of any taxing authority by reason of any tax owed by Landlord or any fee owner of a direct or indirect interest in the Leased Property; provided, however, that “Landlord Lien” shall not include any lien resulting from any tax for which Tenant is obligated to pay or indemnify Landlord against until such time as Tenant shall have already paid to or on behalf of Landlord the tax or the required indemnity with respect to the same.

“Lease Basis” shall mean Landlord’s Initial Investment in the Leased Property plus any additional costs or expenses incurred by Landlord in connection with the Leased Property pursuant to this Agreement.

“Lease Year” shall mean any Fiscal Year during the Term and any partial Fiscal Year at the beginning or end of the Term.

“Leased Intangible Property” shall mean all Intangible Property owned by Landlord with respect to the Leased Property.

“Leased Personal Property” shall mean all machinery, equipment, furniture, furnishings, moveable walls or partitions, computers, trade fixtures, linen, china, glassware, tableware, uniforms and similar items, located on or in the Land or Improvements, and all modifications, replacements, alterations and additions to such property, except items, if any, included within the category of Fixtures.

“Leased Property” shall have the meaning given such term in Section 2.1.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, authorizations, certificates and regulations necessary to operate the Leased Property for its Permitted Use, (b) all covenants, agreements, declarations, restrictions and encumbrances contained in any instruments at any time in force affecting the Leased Property as of the date hereof, or to which Tenant has consented or required to be granted pursuant to Applicable Laws, including those which may (i) require material repairs, modifications or alterations in or to the Leased Property, or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Landlord’s or any Affiliate of Landlord’s status as a real estate investment trust and (c) Applicable Laws.

“Lien” shall mean any mortgage, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, or any transfer of property or assets for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors.

“Limitation Ratio” shall have the meaning given such term in Section 3.1(a).

“Management Agreement” shall mean any agreement entered into between Tenant and Manager with respect to the management and operation of the Leased Property, as the same may be amended from time to time. As of the date of this Agreement, the term “Management Agreement” shall mean that certain Management Agreement, dated as of the date hereof, between Tenant and Provision Living, LLC, a Missouri limited liability company, including any amendments, restatements, supplements or modifications thereto or thereof in accordance with the terms thereof.

“Manager” shall have the same meaning as defined in the Management Agreement.

“Minimum Rent” shall mean, with respect to each Accounting Period, the sum set forth on Exhibit A attached hereto, subject to adjustment pursuant to the terms of this Agreement.

“Minor Casualty” shall mean any fire or other casualty which results in damage to the Facility and/or its contents, to the extent that the total cost (in Tenant’s reasonable judgment) of repairing and/or replacing of the damaged portion of the Facility to the same condition as existed previously does not exceed the dollar amount and/or satisfy the condition of a Total Casualty hereunder or a “Major Casualty,” as set forth in the Management Agreement.

“Mortgage” shall mean any mortgage, deed of trust, or security document encumbering any or all of the Leased Property.

“Mortgagee” shall mean the holder of any Mortgage.

“Notice” shall mean a notice given in accordance with Section 19.10.

“Operating Accounts” shall have the meaning given such term in Section 17.4(a).

“Operating Year” shall mean a twelve (12) month period commencing at midnight on January 1 and ending at 11:59 p.m. on December 31 of each calendar year during the term.

“Parent” shall mean, with respect to any Person, any Person which directly, or indirectly through one or more Subsidiaries or Affiliates, (a) owns fifty-one percent (51%) or more of the voting or beneficial interest in, or (b) otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to control, such Person.

“Percentage Rent” shall have the meaning given such term in Section 3.1(a).

“Period Revenues Computation” shall have the meaning given such term Section 3.1(b).

“Permits” means all licenses, permits and certificates used or useful in connection with the ownership, operation, use or occupancy of the Leased Property or the Facility, including, without limitation, business licenses, state and local health and environmental department licenses, any other licenses required in connection with the operation of the Facility for assisted living, independent living and dementia care purposes, food service licenses, licenses to conduct business, certificates of need and all such other permits, licenses and rights, obtained from any governmental, quasi-governmental or private person or entity whatsoever.

“Permitted Encumbrances” shall mean all rights, restrictions, and easements of record set forth on Schedule B to the applicable owner’s or leasehold title insurance policy issued to Landlord on the date hereof, plus any other such encumbrances as may have been consented to in writing by Landlord from time to time.

“Permitted Use” shall have the meaning set forth in Section 4.1.1(a).

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

“Qualified Mortgage” shall have the meaning given such term in Section 11.1(a).

“Qualified Mortgagee” shall mean any holder of a Qualified Mortgage.

“Reimbursement Contracts” shall mean all third party reimbursement contracts for the Facility which are now or hereafter in effect with respect to residents or patients qualifying for coverage under the same, including private insurance agreements, Medicare and Medicaid and any successor program or other similar reimbursement program and/or private insurance agreements.

“REIT” shall have the meaning given such term in Section 3.1(a).

“Re-letting Expenses” shall have the meaning given such term in Section 12.2.

“Rent” shall mean, collectively, the Minimum Rent, Percentage Rent and Additional Charges.

“Renewal Term” shall have the meaning given such term in Section 2.4.

“Routine Capital Expenditures” shall mean certain routine, non-major expenditures which are classified as “capital expenditures” under generally-accepted accounting principles, but which will be funded from the Capital Renewals Reserve (pursuant to Section 5.2, rather than pursuant to the provisions of Section 5.3). Routine Capital Expenditures consist of the following types of expenditures: exterior and interior repainting; resurfacing building walls and floors; resurfacing parking areas; replacing folding walls; and miscellaneous similar expenditures (all such types of expenditures to be in accordance with Manager’s policies as then generally implemented throughout the Manager’s system).

“SEC” shall mean the Securities and Exchange Commission.

“Second Tier Gross Revenues Break Point” shall mean the amount of Gross Revenues for the applicable Lease Year corresponding to such term as set forth on Exhibit C attached hereto.

“Second Tier Gross Revenues Percentage” shall mean the percentage corresponding to such term as set forth on Exhibit C attached hereto.

“State” shall mean the State of Iowa.

“Subsidiary” shall mean, with respect to any Person, any Entity in which such Person directly, or indirectly through one or more Subsidiaries or Affiliates, (a) owns more than fifty percent (50%) of the voting or beneficial interest, or (b) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).

“Tenant” shall have the meaning given such term in the preamble to this Agreement.

“Tenant’s Personal Property” shall mean any specific item of personal property listed on Exhibit D to this Agreement, or replacements for such items which hereafter are acquired by Tenant with its own funds after the Commencement Date and located at the Leased Property (but not including any property purchased from the Capital Renewals Reserve established in Section 5.2.

“Term” shall mean, collectively, the Fixed Term and the Renewal Terms, to the extent properly exercised pursuant to the provisions of Section 2.4, unless sooner terminated pursuant to the provisions of this Agreement.

“Third Tier Gross Revenues Break Point” shall mean the amount of Gross Revenues for the applicable Lease Year corresponding to such term as set forth on Exhibit C.

“Third Tier Gross Revenues Percentage” shall mean the percentage corresponding to such term as set forth on Exhibit C attached hereto.

“Total Casualty” shall mean any fire or other casualty which results in damage to the Facility and its contents to the extent that the total cost of repairing and/or replacing the damaged portion of the Facility to the same condition as existed previously would be greater than thirty percent (30%) of the then total replacement cost of the Facility or if the restoration will take longer than three hundred sixty (360) days.

“Working Capital” shall mean funds that are used in the day-to-day operation of the Business, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities.

ARTICLE 2

LEASED PROPERTY AND TERM

2.1 Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s right, title and interest in and to all of the following (collectively, the “Leased Property”):

(a) the Land;

(b) all buildings, structures, other improvements and appurtenances of every kind including, but not limited to, the Facility, the alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking garage and parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land (collectively, the “Improvements”);

(c) the Leased Personal Property;

(d) all easements, rights and appurtenances relating to the Land and the Improvements;

(e) all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Tenant’s Personal Property (collectively, the “Fixtures”);

(f) all of the Leased Intangible Property;

(g) any and all leases of space (including any security deposits held by Tenant pursuant thereto) in the Leased Improvements to tenants thereof; and

(h) any and all motor vehicles now owned or hereafter acquired by Landlord and used in connection with the operation of the Business.

2.2 Condition of Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and Tenant accepts and will accept the Leased Property in its “as is” condition, subject to the rights of parties in possession, the existing state of title, including all covenants, conditions, restrictions, reservations, mineral leases, easements and other matters of record or that are visible or apparent on the Leased Property, all applicable Legal Requirements, the lien of any financing instruments, mortgages and deeds of trust permitted by the terms of this Agreement, and such other matters which would be disclosed by an inspection of the Leased Property and the record title thereto or by an accurate survey thereof. TENANT REPRESENTS THAT IT HAS INSPECTED THE LEASED PROPERTY AND ALL OF THE FOREGOING AND HAS FOUND THE CONDITION THEREOF SATISFACTORY AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF LANDLORD OR LANDLORD’S AGENTS OR EMPLOYEES WITH RESPECT THERETO, EXCEPT AS EXPRESSLY SET FORTH HEREIN, AND TENANT WAIVES ANY CLAIM OR ACTION AGAINST LANDLORD IN RESPECT OF THE CONDITION OF THE LEASED PROPERTY. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. To the maximum extent permitted by law, however, Landlord hereby assigns to Tenant all of Landlord’s rights to proceed against any predecessor in title, contractors and materialmen for breaches of warranties or representations or for latent defects in the Leased Property. Landlord shall fully cooperate with Tenant in the prosecution of any such claims, in Landlord’s or Tenant’s name, all at Tenant’s sole cost and expense. Tenant shall indemnify, defend, and hold harmless Landlord from and against any loss, cost, damage or liability (including reasonable attorneys’ fees) incurred by Landlord in connection with such cooperation.

2.3 Fixed Term. The initial term of this Agreement (the “Fixed Term”) shall commence on the Commencement Date and shall expire on December 31st of the fifth (5th) full calendar year following the Commencement Date, unless sooner terminated in accordance with the provisions hereof.

2.4 Renewal Terms. Provided that no Event of Default shall have occurred and be continuing, the Term of this Agreement shall automatically renew (each, a “Renewal Term”) for an additional (a) five (5) years with respect to the first (1st) Renewal Term, and (b) three (3) years with respect to each Renewal Term thereafter, unless either Landlord or Tenant elects, by providing Notice to the other party not sooner than six (6) months and no later than two (2) months prior to the scheduled expiration of the Fixed Term or the then current Renewal Term, as applicable, to terminate this Agreement upon the expiration of the Fixed Term or the then current Renewal Term, as applicable. Any such Notice to terminate shall, if given, be irrevocable, but Tenant’s failure to terminate shall not preclude Landlord from exercising any of its rights to terminate this Agreement in accordance with the terms hereof.

Each Renewal Term shall commence on the day succeeding the expiration of the Fixed Term or the preceding Renewal Term, as the case may be. All of the terms, covenants and provisions of this Agreement shall apply to each such Renewal Term. If Landlord or Tenant does not give Notice that it elects to terminate this Agreement in accordance with this Section 2.4, this Agreement shall automatically renew at the end of the Fixed Term or the Renewal Term then in effect as provided in the preceding paragraph.

2.5 Early Termination. Notwithstanding any other provision of this Article 2 or Article 15 hereof, Landlord or Tenant may terminate this Agreement effective upon the expiration or earlier termination of the Management Agreement, provided that the terminating party provides written notice of such termination to the other party (i) no later than thirty (30) days prior to the expiration of the term of the Management Agreement or (ii) in the event of an earlier termination of the Management Agreement, within five (5) days of such party’s receipt of notice that the Management Agreement will be terminated (or, with respect to a termination of the Management Agreement by Tenant, upon providing notice to Manager of Tenant’s election to terminate the Management Agreement).

ARTICLE 3

RENT

3.1 Rent. Tenant shall pay or cause Manager to pay to Landlord by wire transfer of immediately available federal funds or by other means acceptable to Landlord in its sole discretion, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without notice, offset, abatement, demand or deduction (unless otherwise expressly provided in this Agreement), Rent during the Term as follows:

(a) Commencing with the Commencement Date, the Rent payable in each calendar month shall be in an amount equal to the sum of the following:

(i) the amount of Minimum Rent set forth on Exhibit A which shall be payable monthly in arrears on or before the first (1st) day of the subsequent calendar month; provided, however, that Minimum Rent shall be prorated as to any Lease Year which is less than twelve (12) calendar months and as to any partial calendar months; and

(ii) an amount of percentage rent (“Percentage Rent”), calculated for each calendar month, equal to the aggregate of the Period Revenues Computation, through the end of such calendar month, which amount shall be payable monthly in arrears, on or before the first (1st) day of the subsequent calendar month.

Landlord and Tenant agree that a percentage of the Rent payable under this Agreement per quarter shall be paid for, and allocable to, the rental of tangible personal property included in the Leased Property. Such percentage shall be calculated using a numerator of the average of the aggregate fair market values of all Leased Personal Property at the beginning and end of the taxable year with respect to which such quarter relates and a denominator of the average of the aggregate fair market values of all Leased Property at the beginning and end of the taxable year with respect to which such quarter relates, which such fair market values shall be determined by reference to the amount of Landlord’s original investment in such property, adjusted from time to time to take account of economic appreciation and depreciation as well as Capital Expenditures made with respect to the Leased Property and additional amounts invested in Leased Personal Property.

If (A) any amount of Rent otherwise accruing or payable to the Landlord under this Agreement with respect to a calendar year and which is properly allocable to either of CHT GP, LLC or CNL Healthcare Trust, Inc. pursuant to the provisions of the Limited Partnership Agreement (as amended) of CHT Partners, LP would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code if received or accrued by CNL Healthcare Trust, Inc., with respect to such calendar year (such amount of “non-qualifying” gross income otherwise accruing or payable under this Agreement hereinafter referred to as “Excess Rent”), and (B) such Excess Rent, when aggregated with all other “non-qualifying” gross income of CNL Healthcare Trust, Inc., with respect to such calendar year within the meaning of Sections 856(c)(2) or 856(c)(3) of the Code (the “Gross Income Tests”) would cause CNL Healthcare Trust, Inc., to fail to satisfy either of the Gross Income Tests (determined without regard to the provisions of this Real Estate Investment Trust (“REIT”) gross income compliance threshold provision or a similar REIT gross income compliance threshold provision contained in any other rental or contractual agreement (collectively, the “Compliance Threshold Provisions”)), then the portion of such Excess Rent equal to the product of (1) the Excess Rent, multiplied by (2) the “Limitation Ratio,” as defined below, shall be deemed not to accrue or otherwise be payable as Rent for all purposes of this Agreement.

For purposes of the foregoing paragraph, the “Limitation Ratio” shall be a fraction (x) the numerator of which is the excess of (I) the aggregate amount of “non-qualifying” gross income CNL Healthcare Trust, Inc., would receive or accrue for such calendar year, determined without the limitation provisions of any Compliance Threshold Provisions, over (II) the aggregate amount of “non-qualifying” gross income CNL Healthcare Trust, Inc., would be permitted to receive for such calendar year without failing to satisfy either of the Gross Income Tests, and (y) the denominator of which is the aggregate of all amounts described as “Excess Rent” (or other similar term) pursuant to any of the Compliance Threshold Provisions with respect to such calendar year.

(b) The “Period Revenues Computation” shall be an amount equal to the sum of, for the applicable Lease Year, (1) an amount equal to the First Tier Gross Revenues Percentage of the Lease Year-to-date Gross Revenues up to (but not exceeding) the First Tier Gross Revenues Break Point, (2) an amount equal to the Second Tier Gross Revenues Percentage of the Lease Year-to-date Gross Revenues in excess of the First Tier Gross Revenues Break Point not exceeding the Second Tier Gross Revenues Break Point, (3) an amount equal to the Third Tier Gross Revenues Percentage of the Lease Year-to-date Gross Revenues in excess of the Second Tier Gross Revenues Break Point not exceeding the Third Tier Gross Revenues Break Point, and (4) an amount equal to the Fourth Tier Gross Revenues Percentage of the Lease Year-to-date Gross Revenues in excess of the Third Tier Gross Revenues Break Point, minus, in each case, the aggregate of Period Revenues Computations calculated for such tier for each previous calendar month in such Lease Year (if any).

Landlord and Tenant expressly acknowledge and agree that the threshold and percentages for establishing Percentage Rent, including those with respect to Period Revenues Computation, are set out on Exhibit C to this Agreement.

The amount of Minimum Rent payable for each calendar month of a Lease Year shall equal 1/12 of the annual amount of Minimum Rent, which amount shall be prorated as necessary pursuant to Section 3.1(a)(i). There shall be no reduction in Minimum Rent regardless of the result of the Period Revenues Computation; provided, however, Rent shall be “trued up” and for each month during the Term, such that Rent payable hereunder shall in each Lease Year equal the sum of Minimum Rent and Percentage Rent, as the same is aggregated from month to month within each such Lease Year.

If the Term begins or ends in the middle of a calendar year, then the number of calendar months falling within the Term during such calendar year shall constitute a separate Lease Year. In that event, the First Tier Gross Revenues Break Point, the Second Tier Gross Revenues Break Point and the Third Tier Gross Revenues Break Point shall be multiplied by a fraction equal to (x) the number of calendar months (including partial calendar months) in the Lease Year divided by (y) twelve (12).

Notwithstanding anything in this Agreement to the contrary, in the event cash available from Gross Revenues after payment of all Facility operating expenses, debt service, taxes, insurance, management fees and other fees and expenses due and payable from Gross Revenues is insufficient to pay Percentage Rent, then the amount of such deficiency shall be deferred and added to and paid in connection with the next monthly Rent payment or payments due hereunder; provided, however, any Rent deferred as herein provided shall in any event be due and payable and paid prior to the end of the Fiscal Year in which such deferral occurred.

(c) Tenant shall deliver to Landlord a certificate from an officer of Tenant or Manager with each Percentage Rent payment setting forth the calculation of the Percentage Rent payment for the most recently completed calendar month of each Lease Year during the Term and Percentage Rent year to date through such recently completed calendar month. Percentage Rent shall be subject to confirmation and adjustment, if applicable, as set forth in Section 3.2.

The obligation to pay Rent shall survive the expiration or earlier termination of the Term, and a final reconciliation, taking into account, among other relevant adjustments, any adjustments which are accrued after such expiration or termination date but which related to Rent accrued prior to such termination date, shall be made not later than thirty (30) days after such expiration or termination date.

3.2 Confirmation of Percentage Rent. Tenant shall utilize, or cause to be utilized, an accounting system for the Leased Property in accordance with its usual and customary practices, and in accordance with GAAP, that will accurately record all data necessary to compute Percentage Rent, and Tenant shall retain, for at least five (5) years after the expiration of each Lease Year, reasonably adequate records conforming to such accounting system showing all data necessary to conduct Landlord’s audit and to compute Percentage Rent for the applicable Lease Year. Landlord shall have the right, for a period of two (2) years following each Lease Year, from time to time, by its accountants or representatives, to audit such information in connection with Landlord’s audit, and to examine all Tenant’s records (including supporting data and sales and excise tax returns) reasonably required to complete Landlord’s audit and to verify Percentage Rent, subject to any prohibitions or limitations on disclosure of any such data under Legal Requirements. If any Landlord’s audit discloses a deficiency in the payment of Percentage Rent, and either Tenant agrees with the results of Landlord’s audit or the matter is otherwise determined or compromised, Tenant shall forthwith pay to Landlord the amount of the deficiency, as finally agreed or determined, together with interest at the Interest Rate from the date when said payment should have been made to the date of payment thereof. If any Landlord’s audit discloses a deficiency in the determination or reporting of Gross Revenues, which, as finally agreed or determined, exceeds three percent (3%), Tenant shall pay the costs of the portion of Landlord’s audit allocable to the determination of such Gross Revenues. Any proprietary information obtained by Landlord pursuant to the provisions of this Section shall be treated as confidential, except that such information may be used, subject to appropriate confidentiality safeguards, in any litigation or arbitration between the parties and except further that Landlord may disclose such information to prospective lenders, investors and underwriters and to any other persons to whom disclosure is necessary to comply with applicable laws, regulations and government requirements. The obligations of Tenant contained in this Section shall survive the expiration or earlier termination of this Agreement. Any dispute as to the existence or amount of any deficiency in the payment of Percentage Rent as disclosed by Landlord’s audit shall, if not otherwise settled by the parties, be submitted to arbitration.

3.3 Additional Charges. In addition to the Minimum Rent and Percentage Rent, (a) Tenant also will pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions that Tenant assumes or agrees to pay under this Agreement, and (b) in the event of any failure on the part of Tenant to pay any of those items referred to in clause (a) of this Section 3.3, Tenant also will promptly pay and discharge every fine, penalty, interest and cost that may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) of this Section 3.3 being additional rent hereunder and being referred to herein collectively as the “Additional Charge(s)”), and Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Agreement or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent. If any installment of Minimum Rent, Percentage Rent or Additional Charges (but only as to those Additional Charges that are payable directly to Landlord) shall not be paid on its due date, Tenant will pay Landlord within ten (10) days of demand, as Additional Charges, an amount equal to the interest computed at the Interest Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Tenant pays any Additional Charges to Landlord pursuant to the requirements of this Agreement, Tenant shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due and Landlord shall pay the same from monies received from Tenant.

3.4 Payment of Impositions. Subject to Article 8 relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and shall promptly, upon request, furnish to Landlord copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Landlord, at its expense, shall, to the extent required or permitted by Applicable Law, prepare and file all tax returns and pay all taxes due in respect of Landlord’s net income, gross receipts (from any source other than the Rent received by Landlord from Tenant), sales and use, single business, ad valorem, franchise taxes and taxes on its capital stock, and Tenant, at its expense, shall, to the extent required or permitted by Applicable Laws, prepare and file all other tax returns and reports in respect of any Imposition as may be required by Government Agencies. If any refund shall be due from any taxing authority in respect of any Imposition paid by Tenant, the same shall be paid over to or retained by Tenant if no Event of Default shall have occurred hereunder and be continuing. If an Event of Default shall have been declared by Landlord and be continuing, any such refund shall be paid over to or retained by Landlord. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event Government Agencies classify any property covered by this Agreement as personal property, Tenant shall file or cause to be filed by Manager, all personal property tax returns in such jurisdictions where it may legally so file. Each party shall, to the extent it possesses the same, provide the other, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns for property covered by this Agreement and/or gross receipts tax returns for Rent received by Landlord from Tenant, Landlord shall file the same with reasonable cooperation from Tenant, and Landlord shall provide Tenant with copies of assessment notices in sufficient time for Tenant to prepare a protest which Landlord shall file. Landlord may, upon notice to Tenant, at Landlord’s option and at Landlord’s sole expense, appeal, protest, or institute such other proceedings (in its or Tenant’s name) as Landlord may deem appropriate to effect a reduction of real estate assessments and Tenant shall fully cooperate with Landlord in such protest, appeal or other action.

Landlord shall give prompt Notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge; provided, however, that Landlord’s failure to give any such notice shall in no way diminish Tenant’s obligation hereunder to pay such Impositions (except that Landlord shall be responsible for any interest or penalties incurred as a result of Landlord’s failure promptly to forward the same).

In addition, Tenant shall pay the following:

(a) Utility Charges. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in connection with the Leased Property.

(b) Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article 9.

(c) Other Charges. Tenant shall pay or cause to be paid all other amounts, liabilities and obligations arising in connection with the Leased Property except those obligations expressly assumed by Landlord pursuant to the provisions of this Agreement or expressly stated not to be an obligation of Tenant pursuant to this Agreement.

(d) Reimbursement for Additional Charges. If Tenant pays or causes to be paid property taxes or similar or other Additional Charges attributable to periods after the end of the Term, whether upon expiration or sooner termination of this Agreement, Tenant may, within a reasonable time after the end of the Term, provide Notice to Landlord of its estimate of such amounts. Landlord shall promptly reimburse Tenant for all payments of such taxes and other similar Additional Charges that are attributable to any period after the Term of this Agreement.

3.5 [INTENTIONALLY DELETED]

3.6 Net Lease. The Rent shall be absolutely net to Landlord so that this Agreement shall yield to Landlord the full amount of the installments or amounts of the Rent throughout the Term, subject to any other provisions of this Agreement which expressly provide otherwise, including, without limitation, those provisions for adjustment, refunding or abatement of such Rent and for the funding of Landlord’s obligations pursuant to Section 14.3. This Agreement is a net lease and, except to the extent otherwise expressly specified in this Agreement, it is agreed and intended that Rent payable hereunder by Tenant shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction and that Tenant’s obligation to pay all such amounts, throughout the

Term and all applicable Renewal Terms is absolute and unconditional and except to the extent otherwise expressly specified in this Agreement, the respective obligations and liabilities of Tenant and Landlord hereunder shall in no way be released, discharged or otherwise affected for any reason, including without limitation: (a) any defect in the condition, merchantability, design, quality or fitness for use of the Leased Property or any part thereof, or the failure of the Leased Property to comply with all Applicable Laws, including any inability to occupy or use the Leased Property by reason of such noncompliance; (b) any damage to, removal, abandonment, salvage, loss, condemnation, theft, scrapping or destruction of or any requisition or taking of the Leased Property or any part thereof, or any environmental conditions on the Leased Property or any property in the vicinity of the Leased Property; (c) any restriction, prevention or curtailment of or interference with any use of the Leased Property or any part thereof including eviction; (d) any defect in title to or rights to the Leased Property or any lien on such title or rights to the Leased Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by any Person; (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Tenant or any other Person, or any action taken with respect to this Agreement by any trustee or receiver of Tenant or any other Person, or by any court, in any such proceeding; (g) any right or claim that Tenant has or might have against any Person, including without limitation Landlord (other than a monetary default) or any vendor, manufacturer, contractor of or for the Leased Property; (h) any failure on the part of Landlord or any other Person to perform or comply with any of the terms of this Agreement, or of any other agreement; (i) any invalidity, unenforceability, rejection or disaffirmance of this Agreement by operation of law or otherwise against or by Tenant or any provision hereof; (j) the impossibility of performance by Tenant or Landlord, or both; (k) any action by any court, administrative agency or other Government Agencies; (l) any interference, interruption or cessation in the use, possession or quiet enjoyment of the Leased Property or otherwise; or (m) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and whether or not Tenant shall have notice or knowledge of any of the foregoing; provided, however, that the foregoing shall not apply or be construed to restrict Tenant’s rights in the event of any act or omission by Landlord constituting gross negligence or willful misconduct. Except as specifically set forth in this Agreement, this Agreement shall be noncancellable by Tenant for any reason whatsoever and, except as expressly provided in this Agreement, Tenant, to the extent now or hereafter permitted by Applicable Laws, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Agreement or to any diminution, abatement or reduction of Rent payable hereunder. Except as specifically set forth in this Agreement, under no circumstances or conditions shall Landlord be expected or required to make any payment of any kind hereunder or have any obligations with respect to the use, possession, control, maintenance, alteration, rebuilding, replacing, repair, restoration or operation of all or any part of the Leased Property, so long as the Leased Property or any part thereof is subject to this Agreement, and Tenant expressly waives the right to perform any such action at the expense of Landlord pursuant to any law.

ARTICLE 4

USE OF THE LEASED PROPERTY

4.1 Permitted Use.

4.1.1 Permitted Use.

(a) Tenant shall, and shall cause Manager to, at all times during the Term and at any other time that Tenant and Manager shall be in possession of the Leased Property, continuously use and operate, the Leased Property solely and exclusively as a first class licensed (if licenses are available) assisted living, independent living and dementia care facility (and, at Tenant’s election, in Tenant’s sole and absolute discretion, a skilled nursing facility), and for such other uses as may be necessary or incidental to such use (such as services provided directly to residents by Tenant or under Service Licenses, as such term is defined below), with appropriate amenities for the same and for no other purpose without interruption except for minimum necessary interruptions in respect to portions of the Leased Property for periods provided herein for repairs, renovations, replacements and rebuilding all of which shall be carried out pursuant to, and in accordance with the applicable provisions of this Agreement (the foregoing being referred to as the “Permitted Use”). Subject to Section 16.3, Tenant shall not, and Tenant shall ensure that Manager shall not, use the Leased Property or any portion thereof for any other use without the prior written consent of Landlord. No use shall be made or permitted to be made of the Leased Property and no acts shall be done thereon which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof (unless another adequate policy is available), and Tenant shall not, and Tenant shall ensure that Manager shall not, sell or otherwise provide or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter’s regulations. Tenant shall, at its sole cost, comply with all Insurance Requirements. Further, Tenant shall not, and Tenant shall ensure that Manager shall not, take or omit to take any action, the taking or omission of which materially impairs the value or the usefulness of the Leased Property or any part thereof for its Permitted Use.

(b) Notwithstanding the foregoing, in the event that, in the reasonable determination of Landlord and Tenant, it shall no longer be economically practical to operate the Leased Property as an assisted living, independent living and dementia care facility, Landlord may elect to terminate this Agreement by providing to Tenant Notice thereof, which Notice shall set forth in reasonable detail the reasons therefor.

4.1.2 Necessary Approvals. Tenant shall maintain, or cause Manager to maintain, in good standing all Permits and approvals necessary to use and operate, for its Permitted Use, the Leased Property and the Facility located thereon under Applicable Law and shall provide to Landlord a copy of Tenant’s federal, state and Medicare survey regarding the Facility, and such other information or documents pertaining to said approvals. Landlord shall at no cost or liability to Landlord cooperate with Tenant in this regard, limited to executing all applications and consents required to be signed by Landlord in order for Tenant to obtain and maintain such approvals.

4.1.3 Lawful Use, Etc. Tenant shall not, and Tenant shall ensure that Manager shall not, (a) use or suffer or permit the use of the Leased Property for any unlawful purpose, (b) commit or suffer to be committed any waste on the Leased Property, or in the Facility, or cause or permit any unlawful nuisance thereon or therein, or (c) permit the Leased Property, or any portion thereof, to be used in such a manner as (i) might reasonably impair Landlord’s title thereto or to any portion thereof, or (ii) may reasonably allow a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

4.2 Compliance with Legal/Insurance Requirements, Etc. Subject to the provisions of Article 8, Tenant, at its sole expense, shall, or shall cause Manager to, (a) comply with Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair, alteration and restoration of the Leased Property, and (b) comply with all appropriate Permits, and other authorizations and agreements required for any use of the Leased Property then being made and which are material to the operation of the Leased Property as an assisted living, independent living and dementia care facility, and for the proper operation and maintenance of the Leased Property or any part thereof.

4.3 Environmental Matters.

(a) Tenant hereby represents and warrants to Landlord that, as of the Effective Date, there are no Hazardous Materials on any portion of the Leased Property or the Facility, nor have any Hazardous Materials been released or discharged on any portion of the Leased Property or the Facility. In addition, Tenant hereby represents and warrants that it has previously delivered to Landlord copies of all reports concerning environmental conditions which have been received by Tenant or any of its Affiliates. In the event of the discovery of Hazardous Materials on any portion of the Leased Property or in the Facility during the Term, and subject to the provisions of Section 4.3(c), Tenant shall promptly remove such Hazardous Materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with (i) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. et seq.), as amended, and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended; (ii) the regulations promulgated thereunder, from time to time; (iii) all federal, state and local laws, rules and regulations (now or hereafter in effect) dealing with the use, generation, treatment, storage, disposal or abatement of Hazardous Materials; and (iv) the regulations promulgated thereunder, from time to time (collectively referred to as “Environmental Laws”). Tenant shall indemnify, defend and hold Landlord harmless from and against all loss, costs, liability and damage (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) arising from the presence of Hazardous Materials on the Leased Property or in the Facility; and this obligation of Tenant shall survive termination. “Hazardous Materials” shall mean and include any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” “polychlorinated biphenyls,” “lead or lead-based paint” or “asbestos” as such terms are defined in any applicable Environmental Law in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws, as the same may be amended from time to time, or which may present a significant risk of harm to residents, patients, invitees or employees of the Facility.

(b) Subject to the provisions of Sections 4.3(a) and (c) all costs and expenses of the aforesaid removal of Hazardous Materials from the Leased Property or the Facility, and of the aforesaid compliance with all Environmental Laws, and any amounts paid to Landlord pursuant to the indemnity set forth in Section 4.3(a), shall be paid by Tenant from its own funds, and not from Gross Revenues or from the Capital Renewals Reserve.

(c) To the extent not otherwise covered by insurance maintained by either Tenant or Manager (including any deductible or self-insured retention, if any, related thereto), the amount of any loss, cost, liability or damage (including without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) arising from the presence of Hazardous Materials on or under the Leased Property or in the Facility as a direct result of the gross negligence of Tenant’s or Manager’s employees at the Facility (but not any third parties, including any independent contractors retained to provide goods or services to the Facility) shall be paid from Gross Revenues.

(d) Each party shall undertake reasonable efforts to notify the other party concerning the presence of any Hazardous Materials on or under the Leased Property or in the Facility of which the notifying party has knowledge; provided, however, that unless required by Legal Requirements, the parties shall otherwise maintain such information confidential.

ARTICLE 5

REPAIRS, MAINTENANCE AND REPLACEMENTS

5.1 Repairs and Maintenance Costs Which Are Expensed. Tenant shall, and shall cause Manager to, (i) maintain the Leased Property (including, but not limited to, the interior and exterior, structural, plumbing, HVAC and otherwise) in good repair and working condition and shall make or cause to be made such routine maintenance, repairs and minor alterations as it determines are necessary for such purposes, (ii) not commit waste or permit impairment or deterioration of the Leased Property (normal wear and tear excepted); (iii) not abandon the Leased Property; (iv) comply in all material respects with all laws, ordinances, regulations and requirements of any governmental body applicable to the Leased Property; (v) provide prompt written notification to Landlord of any material adverse change to the Leased Property, such as material changes to any environmental condition, including, without limitation, the presence of bio-contaminants, such as mold; (vi) promptly undertake appropriate assessment, remedial and preventative actions sufficient to meet any guidelines established by Landlord or guidelines or regulations adopted by applicable authoritative bodies or regulatory agencies in connection with a determination of any material adverse change, and, in any event with respect to mold contamination, Tenant shall undertake or cause to be undertaken (a) removal of the mold, (b) abatement of the underlying cause of mold (including water intrusion), and (c) repair of any leaks and associated water damage at the Leased Property; and (viii) return the Leased Property and all buildings and improvements thereon at the expiration of the Term in as reasonably a good condition as when received, ordinary wear and tear excepted, and shall make or cause to be made such routine maintenance, repairs and minor alterations as it determines are necessary for such purposes. The phrase “routine maintenance, repairs, and minor alterations” as used in this Section 5.1 shall include only those which are normally expensed under generally accepted accounting principles.

The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues or as otherwise provided in the Management Agreement.

5.2 Capital Renewals Reserve.

(a) Tenant shall, or Tenant shall cause Manager to, establish an interest bearing reserve account (the “Capital Renewals Reserve”), to cover the cost of Routine Capital Expenditures. All interest earned on the funds in the Capital Renewals Reserve shall be added to and shall remain a part of the Capital Renewals Reserve. Such account shall be established in Landlord’s name and control for the purposes set forth in this Lease. All funds in the Capital Renewals Reserve, all interest earned thereon and all property purchased with funds from the Capital Renewals Reserve shall be and shall remain the property of Landlord.

(b) For each Accounting Period during the Term hereof, Tenant shall transfer into the Capital Renewals Reserve an amount equal to one twelfth (1/12) of the Capital Renewals Payment. The term “Capital Renewals Payment” shall mean Three Hundred Fifty Dollars ($350.00) per unit per annum during the period commencing on the Commencement Date and ending on the day immediately preceding the anniversary of the Commencement Date. On each anniversary of the Commencement Date (each, an “Adjustment Date”), the Capital Renewals Payment shall be increased by any increase in the Index during the preceding 12 month period, as determined calculating a fraction, the numerator of which shall be (A) the Index most recently published immediately prior to the particular Operating Year in question, minus (B) the Index most recently published immediately prior to the immediately preceding Operating Year, and the denominator of which shall be the Index most recently published immediately prior to the immediately preceding Operating Year. Mathematically, the Index increase calculation may be expressed as (current Index - last year Index) ÷ last year Index. Notwithstanding anything to the contrary in this Section 5.2(b), in the event that an amount different than the Capital Renewals Payment set forth above is set forth in a Capital Reserve Budget, or a greater amount is required by the lender holding the first Mortgage on the Facility, then Capital Renewals Payment shall be such different or greater amount, as the case may be. Transfers into the Capital Renewals Reserve shall be made at the time of each interim accounting described in Section 17.2 hereof.

(c) Tenant shall, or Tenant shall cause Manager to, prepare an annual estimate (the “Capital Reserve Budget”) of the expenditures necessary for (i) replacements, renewals and additions to the furniture, fixtures and equipment of the Facility, and (ii) Routine Capital Expenditures, during the ensuing Fiscal Year and shall deliver the Capital Reserve Budget to Landlord for its review, comment and approval at least thirty-five (35) days (or such earlier time period as required under the Management Agreement) prior to the beginning of each Fiscal Year. The Capital Reserve Budget shall also indicate the estimated time schedule for making such replacements, renewals, and additions, a reasonable description of items required to be replaced, the number of units to be replaced, unit costs and costs in the aggregate, together with such additional information as Landlord shall reasonably request, to the extent then known by Manager.

(d) Tenant shall, or Tenant shall cause Manager to (in compliance with the applicable Capital Reserve Budget, unless there has been a change in circumstances), from time to time, make such (i) replacements, renewals and additions to the furniture, fixtures and equipment of the Facility, and (ii) Routine Capital Expenditures, as Tenant deems necessary, up to the balance in the Capital Renewals Reserve. No expenditures will be made in excess of said balance without the approval of Landlord. In addition, Tenant shall not, and Tenant shall ensure that Manager shall not, without Landlord’s approval, make any expenditures from the Capital Renewals Reserve that, in the aggregate, exceed the total aggregate amount of expenditures set forth in the then-applicable Capital Reserve Budget; provided, however, that Tenant or Manager shall be authorized to take appropriate remedial action (including making any necessary expenditures from the Capital Renewals Reserve above the total aggregate amount set forth in the then-applicable Capital Reserve Budget), without receiving Landlord’s prior approval, to remedy or respond to any of the Emergency Requirements (provided further that Tenant shall notify Landlord of any such remedial action that requires more than a de-minimis expenditure of funds from the Capital Renewals Reserve). At the end of each Fiscal Year, any amounts remaining in the Capital Renewals Reserve shall be carried forward to the next Fiscal Year. Proceeds from the sale of furniture, fixtures and equipment no longer necessary to the operation of the Facility shall be added to the Capital Renewals Reserve. The Capital Renewals Reserve will be kept in an interest-bearing account, and any interest which accrues thereon shall be retained in the Capital Renewals Reserve. Neither (i) proceeds from the disposition of furniture, fixtures and equipment, nor (ii) interest which accrues on amounts held in the Capital Renewals Reserve, shall (1) result in any reduction in the required transfers to the Capital Renewals Reserve set forth in Section 5.2(b) above, or (2) be included in Gross Revenues.

5.3 Capital Expenditures.

(a) Tenant, or Manager on behalf of Tenant, shall prepare an annual estimate (the “Building Estimate”) of all Capital Expenditures, which Building Estimate shall include such detail as is reasonably required to allow Landlord to review and analyze the Capital Expenditures described therein. Tenant shall, or Tenant shall cause Manager to, submit the Building Estimate to Landlord for its approval at the same time as Tenant is to deliver the preliminary Capital Reserve Budget described in Section 5.2(c). Tenant shall not, and Tenant shall ensure that Manager shall not, make any Capital Expenditures without the prior written approval of Landlord, except as otherwise permitted herein. Landlord shall not withhold its approval for any Capital Expenditure required to be made under the terms of the Management Agreement.

(b) Notwithstanding the provisions of Section 5.3(a), Tenant shall be authorized to take appropriate remedial action (including making any necessary Capital Expenditures) without receiving Landlord’s prior approval, to remedy or respond to any of the Emergency Requirements; provided that Tenant shall notify Landlord of any such remedial action that requires a Capital Expenditure that is not de minimis. Tenant and Manager shall cooperate with Landlord in the pursuit of any such action and shall have the right to participate therein. Landlord shall, upon written request by Tenant, or Manager on behalf of Tenant, promptly reimburse all expenditures made by Tenant or Manager pursuant to this Section 5.3(b).

(c) The cost of all Capital Expenditures (including the expenses incurred by Landlord or Tenant or Manager in connection with any civil or criminal proceeding described above) shall be borne solely by Landlord (from the Operating Accounts, the Capital Renewals Reserve and from amounts made available by Landlord for such purpose).

5.4 Ownership of Replacements. (a) All repairs, alterations, improvements, renewals or replacements made pursuant to this Article 5, and all amounts kept in the Capital Renewals Reserve, and interest thereon shall, subject to the rights of Manager under the Management Agreement, be the property of Landlord, and (b) all Capital Expenditures shall be the property of Landlord.

5.5 Tenant’s Personal Property. At the expiration or sooner termination of the Term, Landlord may, in its sole and absolute discretion, elect either (a) to give Tenant Notice that Tenant shall be required, within ten (10) Business Days after such expiration or termination, to remove all Tenant’s Personal Property and Inventories from the Leased Property or (b) to buy such Tenant’s Personal Property and Inventories by paying Tenant the book value of such property. Failure of Landlord to make such election shall be deemed an election to proceed in accordance with the preceding clause (b).

5.6 Yield Up. Upon the expiration or sooner termination of this Agreement, Tenant shall vacate and surrender the Leased Property to Landlord in substantially the same condition in which the Leased Property was in on the Commencement Date, except as repaired, replaced, rebuilt, restored, altered or added to as permitted or required by the provisions of this Agreement, reasonable wear and tear and Condemnation (and casualty damage, in the event that this Agreement is terminated following a casualty in accordance with Article 10) excepted.

In addition, as of the expiration or earlier termination of this Agreement, Tenant shall, at Landlord’s sole cost and expense, use its good faith, commercially reasonable efforts to transfer to and cooperate with Landlord or Landlord’s nominee in connection with the processing of all applications for licenses, operating permits and other governmental authorizations and all contracts entered into by Tenant, including contracts with governmental or quasi-governmental Entities which may be necessary for the use and operation of the Facility as then operated, but excluding (a) utility deposits and (b) telephone numbers. Landlord shall indemnify and hold Tenant harmless for all claims, costs and expenses (including reasonable attorneys’ fees) arising from acts or omissions by Landlord under such contracts subsequent to the date of transfer thereof to Landlord; and Tenant shall indemnify and hold Landlord harmless for all claims, costs and expenses (including reasonable attorney’s fees) arising from acts or omission by Tenant under such contracts prior to the date of transfer thereof to Landlord.

5.7 Management Agreement. Except as otherwise provided below, Tenant shall not amend or modify the Management Agreement without Landlord’s prior written consent, which consent may be given or withheld by Landlord in its sole and absolute discretion. The Management Agreement shall expressly provide that Manager shall at all times be an “eligible independent contractor” as defined in Section 856(d) of the Code. The terms of the Management Agreement (a) shall not, in Landlord’s and its counsel’s reasonable opinion, cause the Rent to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, and (b) shall expressly provide that if Landlord and its counsel reasonably conclude that the terms of the Management Agreement will have such an effect, then the terms of the Management Agreement will be modified so that the Management Agreement, in the reasonable opinion of Landlord and its counsel, does not cause the Rent to be so characterized under the Code; provided, however, no such modifications shall affect the amount of management fees or the practical realization of the rights and benefits of the Manager thereunder.

To the extent any provisions of this Article 5 shall conflict with any provisions regarding the “FF&E Reserve” set forth in the Management Agreement, the parties hereto hereby acknowledge and agree that the express provisions set forth in the Management Agreement with respect to same shall control.

ARTICLE 6

IMPROVEMENTS, ETC.

6.1 Improvements to the Leased Property. Tenant shall not finance the cost of any construction by the granting of a lien on or security interest in the Leased Property, or Tenant’s interest therein, without the prior written consent of Landlord, which consent may be withheld by Landlord in Landlord’s sole discretion. Any such improvements shall, upon the expiration or sooner termination of this Agreement, remain or pass to and become the property of Landlord, free and clear of all encumbrances other than Permitted Encumbrances.

6.2 Salvage. Other than Tenant’s Personal Property, all materials which are scrapped or removed in connection with the making of repairs, alterations, improvements, renewals, replacements and additions pursuant to Article 5 shall be disposed of by Tenant and the net proceeds thereof, if any, shall be deposited in the Capital Renewals Reserve.

6.3 Equipment Leases. Landlord shall enter into such leases of equipment and personal property as Tenant may reasonably request from time to time, provided that the form and substance thereof shall be reasonably satisfactory to Landlord. Tenant shall prepare and deliver to Landlord all such lease documents for which Landlord’s execution is necessary and Landlord shall promptly, upon approval thereof, execute and deliver such documents to Tenant. Tenant shall, throughout the Term, be responsible for performing all of Landlord’s obligations under all such documents and agreements.

ARTICLE 7

LIENS

Subject to Article 8, Tenant shall not, and Tenant shall ensure that Manager does not, directly or indirectly, create or allow to remain, and each shall promptly discharge, at its expense, any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or Tenant’s leasehold interest therein or any attachment, levy, claim or encumbrance in respect of the Rent, other than (a) Permitted Encumbrances, (b) restrictions, liens and other encumbrances which are consented to in writing by Landlord, (c) liens for those taxes of Landlord which Tenant is not required to pay hereunder, (d) subleases permitted by Article 16, (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Article 8, (f) liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable (but will be paid in full by Tenant or Manager) or are for sums that are being contested in accordance with Article 8, (g) any Mortgage or other liens which are the responsibility of Landlord pursuant to the provisions of Article 11, and (h) Landlord’s Liens.

ARTICLE 8

PERMITTED CONTESTS

Tenant, or Manager at Tenant’s direction, shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim (collectively, “Claims”) as to the Leased Property, by appropriate legal proceedings, conducted in good faith and with due diligence, provided that (a) the foregoing shall in no way be construed as relieving, modifying or extending Tenant’s obligation to pay any Claims required hereunder to be paid by Tenant as finally determined, (b) such contest shall not cause Landlord or Tenant to be in default under any mortgage, deed of trust or other agreement encumbering the Leased Property or any part thereof (Landlord agreeing that any such mortgage, deed of trust or other agreement shall permit Tenant to exercise the rights granted pursuant to this Article 8) or any interest therein or result in a lien attaching to the Leased Property, unless such lien is fully bonded or is otherwise secured to the reasonable satisfaction of Landlord, (c) no part of the Leased Property nor any Rent therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (d) Tenant hereby indemnifies and holds harmless Landlord from and against any cost, claim, damage, penalty or reasonable expense, including reasonable attorneys’ fees, incurred by Landlord in connection therewith or as a result thereof. Landlord agrees to join in any such proceedings if required legally to prosecute such contest, provided that Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) unless Tenant agrees to assume and indemnify Landlord with respect to the same. Tenant or Manager, as applicable, shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Tenant or paid by Landlord to the extent that Landlord has been reimbursed by Tenant. If Tenant shall fail (i) to pay or cause to be paid any Claims when finally determined, (ii) to provide reasonable security therefor, or (iii) to prosecute or cause to be prosecuted any such contest diligently and in good faith, Landlord may, upon Notice to Tenant, pay such charges, together with interest and penalties due with respect thereto, and Tenant shall reimburse Landlord therefor, upon demand, as Additional Charges.

ARTICLE 9

INSURANCE

9.1 Insurance. Commencing with the Commencement Date, Tenant shall, or Tenant shall cause Manager to, procure and maintain the following insurance at all times during the term of this Agreement, provided, however, that Landlord reserves the right, at its sole discretion, to place on behalf of Landlord, Tenant and Manager, any of the insurance coverages required herein, Landlord shall provide Tenant with written notice prior to exercising such right:

(a) All risk property insurance, (and to the extent applicable, Builder’s Risk Insurance) including coverage for loss from fire, windstorm, sprinkler leakage, vandalism and malicious mischief, water damage, and other risks including extended coverage written on an “All Risk” or Special Form on the Improvements (excluding foundations) and contents including coverage for signs, awnings, canopies, gazebos, fences and retaining walls in an amount equal to the full (100%) replacement value thereof without a co-insurance penalty (Agreed Value endorsement).

(b) Flood Insurance, if the Facility is located in whole or in part within an area identified as having a special flood hazard by the National Flood Insurance Program, with a limit and deductible acceptable to Landlord and such deductible is commercially reasonable and maintained by owners of properties similar in type, location and quality. In the event that the deductible is deemed commercially unreasonable, any higher deductible must be acceptable to Landlord, which approval will not be unreasonably withheld.

(c) Earthquake Insurance, if the Facility is located in whole or in part within an Earthquake zone, with limits and deductibles acceptable to the Landlord and in accordance with that which is customarily carried by owners of properties similar in type, location and quality as the Improvements.

(d) “Business interruption and extra expense” insurance to be written on an “All Risk” or Special Form (and Earthquake and Flood forms if such insurance for those risks is required, it being understood earthquake and flood business interruption and extra expense are included in the earthquake and flood sub-limits) covering at least eighteen (18) months’ loss of profits and continuing expenses and extended period of indemnity.

(e) Insurance against loss from accidental damage to, or from the explosion of, boilers, air conditioning systems, including refrigeration and heating apparatus, pressure vessels and pressure pipes and other similar apparatus in an amount equal to the full replacement value of such items with deductibles acceptable to Landlord; including business interruption insurance against loss from these damages in an amount acceptable to Landlord.

(f) All insurance policies, except earthquake and flood, procured under clause (a) above shall provide terrorism coverage, to the extent available through the commercial insurance market or by Federal Act at rates, terms and conditions acceptable to Landlord. If Landlord requires terrorism insurance to be procured by Tenant (or Manager) under clause (a) above, Landlord shall authorize Tenant (or Manager) to procure such coverage and Tenant (or Manager) shall provide Landlord said rates, terms and conditions of the terrorism insurance upon binding coverage for the Facility.

(g) Commercial general liability against claims for bodily injury, death personal & advertising injury and property damage (including loss of use resulting therefrom) occurring upon, in or about the premises with limits of at least $2,000,000 per occurrence / $4,000,000 aggregate to cover at least the following hazards: (i) premises and operations; (ii) products and completed operations, (iii) independent contractors; (iv) contractual liability; liquor liability and innkeepers’ liability on a per occurrence basis.

(h) Commercial automobile liability insurance including coverage for owned, non-owned and leased automobiles and garage keepers liability with limits of at least $1,000,000 per accident.

(i) Comprehensive crime insurance in an amount acceptable to Landlord and Tenant; provided that maintenance of the deductible shall be commercially reasonable and shall be maintained by owners of properties similar in type, location and quality as the Facility.

(j) Statutory workers’ compensation benefits and employers’ liability insurance with limits of at least $1,000,000 per employee accident or disease, subject to the laws of the State.

(k) Employment Practices Liability Insurance with limits in an amount acceptable to Landlord, and it is acceptable for this policy to be on a claims made trigger, but in any event in an amount of no less than $1,000,000.

(l) Umbrella / Excess liability with limits of at least $10,000,000 per occurrence / aggregate with terms at least as broad as the underlying commercial general liability; automobile liability, liquor liability, and innkeepers’ liability.

(m) Insurance against such other insurable risks as Tenant may, from time to time, reasonably require; and which shall be consistent with industry standards for similar facilities and meets with the approval of Landlord, which approval shall not be unreasonably withheld.

(n) Insurance required pursuant to the terms of any Mortgage or other loan documents covering the Leased Property.

9.2 General Insurance Provisions.

(a) To the extent any provisions of this Article 9 shall conflict with any provisions regarding insurance set forth in the Management Agreement, the parties hereto hereby acknowledge and agree that the express provisions set forth in the Management Agreement with respect to same shall control.

(b) All insurance described in Section 9.1 may be obtained through blanket insurance programs, provided that such blanket programs substantially fulfill the requirements specified herein. The blanket insurance programs may include deductibles or risk retention levels; however, the Facility’s responsibility for such deductibles or risk retention levels shall be limited to the Insurance Retention as defined in Section 9.3.

(c) All insurance required under Section 9.1 may be carried in the name of Manager. With the exception of worker’s compensation, employer’s liability and employment practices liability, the insurance required under Section 9.1 shall include Landlord, Tenant, and any Mortgagee specified by Landlord, in writing, as additional insureds as respects liability arising from Tenant’s use or occupancy of the Facility, and mortgagee or loss payee as their interest may appear. Any property losses covered by insurance obtained pursuant to Section 9.1 shall be payable to the respective parties as their interests may appear. Any Mortgage shall contain provisions to the effect that proceeds of the property insurance shall be available for repair and restoration of the Facility.

(d) Prior to the effective date of this Lease, Tenant, or Manager on behalf and at the direction of Tenant, shall deliver to Landlord certificates of insurance and key endorsements evidencing the insurance coverages required under Section 9.1 and any renewals thereof. Tenant, Manager or their insurers shall provide at least thirty (30) days’ prior written notice to the certificate holder before any cancellation, non-renewal or adverse material change to the coverages required herein. All insurance policies pursuant to this Section 9.1, shall be issued by an insurance carrier having an AM Best rating of at least A-, VII. All such insurance shall be evaluated by Landlord, Tenant or Manager from time to time to ensure that the limits and coverages are adequate.

(e) The parties agree that, provided Manager provides on behalf of Tenant the insurance herein contemplated, the insurance coverages and deductibles maintained pursuant to this Section 9.1 may be adjusted throughout the Term in accordance with the requirements set forth in the Management Agreement.

9.3 Costs and Expenses.

(a) All charges under the blanket programs shall be allocated to the Facility and other similar participating Facilities on a reasonable basis.

(b) Upon Termination, a reserve in an amount agreed upon by Landlord, Tenant or Manager based upon fully developed loss projections, shall be established from Gross Revenues to cover the amount of any Insurance Retention and all other costs and expenses that will eventually have to be paid by either Tenant or Manager with respect to pending or contingent claims, including those that arise after Termination for causes arising during the Term.

(c) “Insurance Retention” shall mean the insurance policy deductible; however, for any insurance obtained through the blanket insurance programs, “Insurance Retention” shall mean the Facilities’ per occurrence limit for any loss or reserve as established for the Facility, which limit shall be the same as is applied to other similar Facilities participating in the blanket insurance programs, or such higher amount if mandated by the insurer for high hazard risks such as earthquake, flood and wind.

9.4 Waiver of Subrogation. Landlord, Tenant and each of their insurers agree to waive their rights of subrogation as respects any claims covered, or which should have been covered, by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder. The party carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies shall have no right of subrogation against the other on account thereof.

9.5 Indemnification of Landlord. Except as expressly provided herein, Tenant shall fully protect, indemnify and hold harmless Landlord for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of: (a) any accident, injury to or death of persons or loss of or damage to property of third parties occurring during the Term on or about the Leased Property or adjoining sidewalks or rights of way under Tenant’s control, and (b) any use, misuse, condition, management, maintenance or repair by Tenant or anyone claiming under Tenant of the Leased Property or Tenant’s Personal Property during the Term or any litigation, proceeding or claim by governmental entities to which Landlord is made a party or participant relating to such use, misuse, condition, management, maintenance, or repair thereof to which Landlord is made a party; provided, however, that Tenant’s obligations hereunder shall not apply to any liability, obligation, claim, damage, penalty, cause of action, cost or expense arising from any gross negligence or willful misconduct of Landlord, its employees, agents, contractors or invitees. Tenant, at its expense, shall defend any such claim, action or proceeding asserted or instituted against Landlord covered under this indemnity (and shall not be responsible for any duplicative attorneys’ fees incurred by Landlord) or may compromise or otherwise dispose of the same. The obligations of Tenant under this Section 9.5 shall survive the termination of this Agreement for a period of one (1) year.

ARTICLE 10

DAMAGE, REPAIR AND CONDEMNATION

10.1 Damage and Repair.

(a) If, during the Term, the Facility is damaged by a Minor Casualty, Tenant shall, or Tenant shall cause Manager to, with all reasonable diligence, proceed to process the claim with the applicable insurance carriers, including settling such claim, and to make the necessary arrangements with appropriate contractors and suppliers to repair and/or replace the damaged portion of the Facility. Landlord’s consent shall not be needed for Tenant or Manager to perform any of the foregoing, all of which shall be performed in accordance with Tenant’s reasonable judgment; provided, however, that all such work shall be undertaken (i) in a workmanlike manner, and (ii) in accordance with plans and specifications approved by Landlord (which approval or disapproval shall be made within ten (10) Business Days after Landlord receives the applicable plans or specifications and, if applicable, within ten (10) Business Days after Landlord receives any modifications of said plans or specifications to accommodate Landlord’s comments), provided that the parties agree that the standard for such repair and/or replacement shall be to repair and/or replace the damaged portion of the Facility to levels of quality and quantity that are equal to those that existed with respect to such portion of the Facility prior to the occurrence of the damage at issue. Landlord agrees to sign promptly any documents which are necessary to process and/or adjust the claim with the insurance carriers, as well as any contracts with such contractors and/or suppliers.

(b) If, during the Term, the Facility suffers a Total Casualty, Tenant shall notify Landlord of same within ninety (90) days after the occurrence of such Total Casualty, and either party may terminate this Agreement by written notice provided by the terminating party to the non-terminating party no later than thirty (30) days after the date of Landlord’s receipt of Tenant’s written notice of the Total Casualty.

(c) If, during the Term, the Facility is damaged by fire, casualty or other cause to a greater extent than a Minor Casualty, but not to the extent of a Total Casualty, or if the Facility suffers a Total Casualty but neither party elects to terminate under Section 10.1(b), Landlord shall, at its cost and expense and with all reasonable diligence, repair and/or replace the damaged portion of the Facility to the same condition as existed previously. Tenant shall have the right to discontinue operating the Facility to the extent Tenant deems necessary to comply with applicable Legal Requirements or as necessary for the safe and orderly operation of the Facility. To the extent available, proceeds from the insurance described in Section 9.1 of this Agreement shall be applied to such repairs and/or replacements. The parties agree that Landlord’s obligations to repair and/or replace pursuant to the provisions of this Section 10.1(c) shall be limited to the extent of available insurance proceeds (plus the amount of any applicable deductibles). The parties further agree that if Landlord is obligated to utilize such available insurance proceeds to repay any obligations pursuant to any Mortgage, then Landlord shall be entitled to an equitable extension of time (in which Landlord has to fulfill its obligations pursuant to the provisions of this Section 10.1(c)) that is sufficient to allow Landlord to obtain the necessary funding to replace such spent insurance proceeds and to make the repairs and/or replacements required hereunder. The parties further agree that Landlord’s obligations to repair and/or replace pursuant to the provisions of this Section 10.1(c) shall be subject to Landlord’s ability to obtain such entitlements and/or other governmental approvals as may be necessary to undertake such repair and/or replacement; provided that Landlord shall undertake good faith efforts to obtain such entitlements and/or approvals.

10.2 Condemnation.

(a) In the event all or substantially all of the Facility shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Facility shall be so taken, but the result is that it is unreasonable to continue to operate the Facility in accordance with the standards required by this Agreement, this Agreement shall be terminable at the option of either party effective upon ninety (90) days’ written notice to the other party. Landlord and Tenant shall each have the right to initiate such proceedings as they deem advisable to recover any compensation to which they may be entitled.

(b) In the event a portion of the Facility shall be taken by the events described in Section 10.2(a), or the entire Facility is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate the Facility, this Agreement shall not terminate, but Rent due hereunder shall be equitably abated taking into consideration, among other relevant factors, the number of useable rooms, the amount of square footage, or revenues affected or taken by such events. However, so much of any award for any such partial taking or condemnation as shall be necessary to render the Facility equivalent to its condition prior to such event shall be used for such purpose; and Tenant shall have the right to discontinue operating the Facility or portion of the Facility to the extent it deems necessary for the safe and orderly operation of the Facility.

10.3 Disbursement of Award. Subject to the terms hereof, Landlord, Tenant and any Mortgagee shall transfer any part of the Award received by them, respectively, together with severance and other damages awarded for the taken Leased Improvements and any deficiency Landlord or Tenant has agreed to pay, to an escrow agent (“Escrow Agent”) reasonably satisfactory to all parties. Such amounts shall be advanced by Escrow Agent pursuant to Landlord’s, or Mortgagee’s (if any), instructions so as to permit payment for the cost of any restoration and repair, pursuant to the same terms and conditions as are set forth in Section 10.1. The obligations under this Section 10.3 to disburse the Award and such other amounts shall be subject to (a) the collection thereof and (b) the release of such Award by the applicable Mortgagee. Tenant’s obligation to restore the Leased Property shall be subject to the availability of the Award to fund the cost of such repair or restoration upon its compliance with this Section 10.3.

To the extent any provisions of this Article 10 shall conflict with any provisions regarding casualty to, and/or condemnation of, the Facility set forth in the Management Agreement, the parties hereto hereby acknowledge and agree that the express provisions set forth in the Management Agreement with respect to same shall control.

ARTICLE 11

MORTGAGES, ETC.

11.1 Mortgages.

(a) Neither Landlord nor any of its Affiliates shall be permitted to encumber the Facility and/or the Leased Property with any Mortgage unless the proposed Mortgage is on commercially reasonable terms and conditions and satisfies any applicable requirements under the Management Agreement. Any Mortgage which meets all of the requirements set forth in this Section 11.1 shall be referred to in this Agreement as a “Qualified Mortgage.”

(b) In the event Manager receives any reasonable request for information on the Facility from a Qualified Mortgagee (and including any Affiliate of Manager providing any financing in connection with the Facility), Landlord agrees that Manager is hereby authorized to provide or distribute such information directly to such lender.

11.2 No Covenants, Conditions or Restrictions.

(a) Landlord covenants that after the Commencement Date and during the Term, there will not be (unless Tenant and Manager have given their prior consent thereto) any covenants, conditions or restrictions, including reciprocal easement agreements or cost-sharing arrangements (individually or collectively referred to as “CC&R’s”) affecting the Leased Property (i) which would prohibit Manager’s operation of the Facility in accordance with the operating standards set forth in this Agreement; (ii) which would allow the Facility or any part thereof (for example, parking spaces) to be used by persons other than residents, patients, invitees or employees of the Facility; (iii) which would allow the Facility to be used for specified charges or rates which have not been approved by Manager; or (iv) which would subject the Facility to exclusive arrangements regarding food and beverage operation or retail merchandise.

(b) Tenant shall cause Manager to manage and operate the Facility in compliance with all obligations imposed on Landlord or the Facility pursuant to any CC&R’s.

11.3 Liens; Credit. Tenant shall use commercially reasonable efforts to prevent any liens from being filed against the Facility which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Facility, and shall cooperate fully in obtaining the release of any such liens.

11.4 Amendments Requested by Mortgagee. If requested by any Mortgagee or prospective Mortgagee, Tenant agrees to execute and deliver any amendment of this Agreement that is reasonably required by such Mortgagee or prospective Mortgagee, provided that Tenant shall be under no obligation to amend this Agreement if the result of such amendment would be to materially and adversely increase Tenant’s obligations or to materially and adversely affect Tenant’s rights under this Agreement or to amend Article 5. Any such amendment shall be in effect only for the period of time in which such Mortgage is outstanding.

ARTICLE 12

DEFAULTS AND REMEDIES

12.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a) should Tenant fail to make any payment of Minimum Rent or Percentage Rent when due and such failure shall continue for a period of five (5) Business Days after Notice thereof, or fail to make payment of any other Rent or any other sum (including, but not limited to, funding of the Capital Renewals Reserve), payable hereunder when due and such failure shall continue for a period of thirty (30) days after Notice thereof; or

(b) should Tenant fail to maintain the insurance coverages required under Article 9 and such failure shall continue for ten (10) Business Days after Notice thereof; or

(c) subject to Article 8 relating to permitted contests, should Tenant default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in clauses (a) and (b) above) and such default shall continue for a period of thirty (30) days after Notice thereof from Landlord to Tenant; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Tenant commences to cure or cause to be cured such default within thirty (30) days after Notice thereof from Landlord and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed ninety (90) days) as may be necessary to cure such default with all due diligence; or

(d) should Tenant generally not be paying its debts as they become due or should Tenant make a general assignment for the benefit of creditors; or

(e) should any petition be filed by or against Tenant under the Federal bankruptcy laws, or should any other proceeding be instituted by or against Tenant seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Tenant or for any substantial part of the property of Tenant and such proceeding is not dismissed within sixty (60) days after institution thereof, or should Tenant take any action to authorize any of the actions set forth above in this paragraph; or

(f) should Tenant cause or institute any proceeding for its dissolution or termination; or

(g) unless Tenant shall be contesting such lien or attachment in good faith in accordance with Article 8, should the estate or interest of Tenant in the Leased Property or any part thereof be levied upon or attached in any proceeding and the same shall not be vacated, discharged or fully bonded or otherwise secured to the reasonable satisfaction of Landlord within the later of (i) sixty (60) days after such attachment or levy, unless the amount in dispute is less than $500,000.00 (as adjusted each year by increases or decreases in the Index), in which case Tenant shall give notice to Landlord of the dispute but Tenant may defend in any suitable way, and (ii) thirty (30) days after receipt by Tenant of Notice thereof from Landlord; it being understood and agreed that Tenant may commence a contest of such matter pursuant to Article 8 above following such Notice from Landlord; or

(h) the failure of Tenant to correct, or cause Manager to correct, within the time deadlines set by any Governmental Agency, any deficiency which would result in either of the following actions by such agency with respect to the Facility: (i) a termination of any Reimbursement Contract or any Permit material to the operation of the Facility, or (ii) the issuance of a stop placement order or ban on new admissions generally; or

(i) if a final unappealable determination is made by applicable state authorities of the revocation or limitation of any Permit required for the lawful operation of the Leased Property in accordance with its Permitted Use or there occurs the loss or material limitation of any Permit under any other circumstances under which Tenant is required to cease its operation of the Leased Property in accordance with its Permitted Use at the time of such loss or limitation; or

(j) if Tenant or the Facility should be assessed fines or penalties by any state health or licensing agency having jurisdiction over such Persons or the Facility in excess of $250,000.00 in any Fiscal Year; or

(k) should Tenant be in default under the Management Agreement beyond any applicable cure period.

then, and in any such event, Landlord, in addition to all other remedies available to it, may terminate this Agreement by giving Notice thereof to Tenant and upon the expiration of the time fixed in such Notice, this Agreement shall terminate and all rights of Tenant under this Agreement shall cease. Landlord shall have and may exercise all rights and remedies available at law and in equity to Landlord as a result of Tenant’s breach of this Agreement, including without limitation the right of re-entry upon the Leased Property upon and at any time after the occurrence of an Event of Default.

12.2 Remedies. None of (a) the termination of this Agreement pursuant to Section 12.1, (b) the repossession of the Leased Property or any portion thereof, (c) the failure of Landlord to re-let the Leased Property or any portion thereof, nor (d) the re-letting of all or any portion of the Leased Property, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or re-letting. In the event of any such termination, repossession or re-letting, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Leased Property through and including the date of such termination, repossession or re-letting. Thereafter, Tenant, until the end of what would have been the Term of this Agreement (assuming no extension beyond the then-current Term) in the absence of such termination, repossession or re-letting, and whether or not the Leased Property or any portion thereof shall have been re-let, shall, at Landlord’s option, be liable to Landlord for, and shall pay to Landlord, as current damages, the Rent and other charges which would be payable hereunder for the remainder of the Term had such termination, repossession or re-letting not occurred, less the net proceeds, if any, of any re-letting of the Leased Property or any other operation of the Leased Property by Landlord (if Landlord repossesses the Leased Property), after deducting all reasonable expenses in connection with such re-letting, or operation, as applicable, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting (such expenses being hereinafter referred to as the “Re-letting Expenses”). Tenant shall pay such current damages to Landlord monthly on the days on which the Minimum Rent would have been payable hereunder if this Agreement had not been so terminated with respect to such of the Leased Property.

In case of any Event of Default, re-entry, expiration or dispossession by summary proceedings or otherwise, Landlord may (a) re-let the Leased Property or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option, be equal to, less than or exceed the period which would otherwise have constituted the balance of the Term and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to re-let the same, and (b) may make such reasonable alterations, repairs and decorations in the Leased Property or any portion thereof as Landlord, in its sole and absolute discretion, considers advisable and necessary for the purpose of re-letting the Leased Property; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Subject to the last sentence of this paragraph, Landlord shall in no event be liable in any way whatsoever for any failure to re-let all or any portion of the Leased Property, or, in the event that the Leased Property is re-let, for failure to collect the rent under such re-letting. To the maximum extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Leased Property, by reason of the occurrence and continuation of an Event of Default hereunder. Landlord covenants and agrees, in the event of any such termination, repossession or re-letting as a result of an Event of Default, to use reasonable efforts to mitigate its damages.

12.3 Waiver of Jury Trial. Landlord and Tenant hereby waive, to the maximum extent permitted by Applicable Laws, trial by jury in any action, proceeding or counterclaim brought by either or the parties hereto against the other or in respect of any matter whatsoever arising out of or in any way connected with this Agreement, the relationship of Landlord and Tenant hereunder, Tenant’s occupancy of the Leased Property, and/or any claim for injury or damage.

12.4 Application of Funds. Any payments received by Landlord under any of the provisions of this Agreement during the existence or continuance of any Event of Default (and any payment made to Landlord rather than Tenant due to the existence of any Event of Default) shall be applied to Tenant’s current and past due obligations under this Agreement in such order as Landlord may determine or as may be prescribed by the laws of the State.

12.5 Landlord’s Right to Cure Tenant’s Default. If an Event of Default shall have occurred and be continuing, Landlord, after Notice to Tenant with a courtesy copy to Manager, (which Notice shall not be required if Landlord shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of Tenant and without waiving or releasing any Event of Default, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Tenant, and may, to the maximum extent permitted by law, enter upon the Leased Property or any portion thereof for such purpose and take all such action thereon as, in Landlord’s sole and absolute discretion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord in connection therewith, together with interest thereon (to the extent permitted by law) at the Interest Rate from the date such sums are paid by Landlord until repaid, shall be paid by Tenant to Landlord, on demand.

12.6 Good Faith Dispute. If Tenant shall in good faith dispute the occurrence of any Default and Tenant, before the expiration of the applicable cure period, shall give Notice thereof to Landlord, setting forth, in reasonable detail, the basis therefor and, provided Tenant shall escrow disputed amounts, if any, pursuant to an escrow arrangement reasonably acceptable to Landlord and Tenant, no Event of Default shall be deemed to have occurred; provided, however, that in the event of any eventual adverse determination, Tenant shall pay to Landlord interest on any disputed funds at the Interest Rate, from the date demand for such funds was made by Landlord until the date of final adverse determination and, thereafter, at the Interest Rate until paid.

ARTICLE 13

HOLDING OVER

Any holding over by Tenant after the expiration or sooner termination of this Agreement shall be treated as a daily tenancy at sufferance at a rate equal to twice the Rent and other charges herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages (direct or indirect) sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Agreement, to the extent applicable. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Agreement.

ARTICLE 14

LANDLORD’S NOTICE OBLIGATIONS; LANDLORD DEFAULT

14.1 Landlord Notice Obligation. Landlord shall give prompt Notice to Tenant and the Manager of any materially adverse matters affecting the Leased Property of which Landlord receives written notice or actual, conscious, present knowledge and, to the extent Tenant and/or Manager otherwise has no notice or actual knowledge thereof, Landlord shall be liable for any liabilities, costs, damages or claims (including reasonable attorneys’ fees) arising from the failure to deliver such Notice to Tenant. As used in this Agreement, “Landlord’s knowledge” or words of similar import shall mean the actual (and not constructive or imputed), conscious, present knowledge, without independent investigation or inquiry, of Joseph T. Johnson and Stephen H. Mauldin.

14.2 Landlord’s Default. It shall be a breach of this Agreement if Landlord fails to observe or perform any term, covenant or condition of this Agreement on its part to be performed and such failure continues for a period of thirty (30) days after Notice thereof from

Tenant, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed a breach if Landlord proceeds within such thirty (30)-day period, with due diligence, to commence to cure the failure and thereafter diligently completes the curing thereof. The time within which Landlord shall be obligated to cure any such failure also shall be subject to extension of time due to the occurrence of any Unavoidable Delay. If Landlord does not cure any such failure within the applicable time period as aforesaid, Tenant may declare the existence of a “Landlord Default” by a second Notice to Landlord. Thereafter, Tenant may forthwith cure the same. Tenant shall have no right to terminate this Agreement for any Landlord Default and no right, for any such Landlord Default, to offset or counterclaim against any Rent or other charges due hereunder.

If Landlord shall in good faith dispute the occurrence of a Landlord Default and Landlord, before the expiration of the applicable cure period, shall give Notice thereof to Tenant, setting forth, in reasonable detail, the basis therefor, no Landlord Default shall be deemed to have occurred and Landlord shall have no obligation with respect thereto until final adverse determination thereof, whether through arbitration or otherwise; provided, however, that in the event of any such adverse determination, Landlord shall pay to Tenant interest on any disputed funds at the Interest Rate, from the date demand of such funds was made by Tenant until the date of final adverse determination and, thereafter, at the Interest Rate until paid. If Tenant and Landlord shall fail, in good faith, to resolve any such dispute within thirty (30) days after Landlord’s Notice of dispute, either may submit the matter for determination by arbitration, but only if such matter is required to be submitted to arbitration pursuant to any provision of this Agreement, or otherwise by a court of competent jurisdiction.

14.3 Tenant’s Right to Cure. Subject to the provisions of Section 14.2, if Landlord breaches any covenant to be performed by it under this Agreement, Tenant after Notice to and demand upon Landlord as provided in Section 14.2, without waiving or releasing any obligation hereunder, may (but shall be under no obligation at any time thereafter to) make such payment or perform such act for the account and at the expense of Landlord. All sums so paid by Tenant and all costs and expenses (including, without limitation, reasonable attorneys’ fees) so incurred, together with interest thereon at the Interest Rate from the date on which such sums or expenses are paid or incurred by Tenant, shall be paid by Landlord to Tenant on demand. The rights of Tenant hereunder to cure and to secure payment from Landlord in accordance with this Section 14.3 shall survive the termination of this Agreement with respect to the Leased Property.

ARTICLE 15

TRANSFERS BY LANDLORD

15.1 Transfer of Leased Property. Landlord shall have the unrestricted right to mortgage or otherwise encumber all or any part of its right, title and interest in the Leased Property to a Qualified Mortgagee. In the event such Qualified Mortgagee forecloses or otherwise takes possession of the Leased Property pursuant to its mortgage, Tenant shall have the right to terminate this Agreement immediately upon written notice to the Qualified Mortgagee. Notwithstanding the foregoing, Landlord shall have the unrestricted right to sell and convey the Leased Property to any Person.

ARTICLE 16

SUBLETTING AND ASSIGNMENT

16.1 Subletting and Assignment.

(a) Except as provided in Section 16.3 and in this Section 16.1, Tenant shall not, without Landlord’s prior written consent, (which may be given or withheld by Landlord in its sole discretion) assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Agreement or sublease (which term shall be deemed to include the granting of concessions, licenses and the like), all or any part of the Leased Property or suffer or permit this Agreement or the leasehold estate created hereby or any other rights arising under this Agreement to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or operation of the Leased Property by anyone other than Tenant or Manager, or the Leased Property to be offered or advertised for assignment or subletting. For purposes of this Section 16.1, an assignment of this Agreement shall be deemed to include the following: without Landlord’s consent, any direct or indirect transfer of any interest in Tenant or any transaction pursuant to which Tenant is merged or consolidated with another Entity or pursuant to which all or substantially all of Tenant’s assets are transferred to any other Entity, as if such change in control or transaction were an assignment of this Agreement but shall not include any involuntary liens or attachments contested by Tenant in good faith in accordance with Article 8.

(b) If this Agreement is assigned or if the Leased Property or any part thereof is sublet (or occupied by anybody other than Tenant hereunder) Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in the first paragraph of this Section 16.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Agreement.

(c) No subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder (unless Landlord and Tenant expressly otherwise agree that Tenant shall be released from all obligations hereunder), and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the prohibition set forth in this Section 16.1. No assignment, subletting or occupancy shall affect any Permitted Use. Any subletting, assignment or other transfer of Tenant’s interest under this Agreement in contravention of this Section 16.1 shall be voidable at Landlord’s option.

16.2 Required Sublease Provisions. Any sublease of any portion of the Leased Property entered into on or after the date hereof shall provide (a) that it is subject and subordinate to this Agreement and to the matters to which this Agreement is or shall be subject or subordinate; (b) that in the event of termination of this Agreement or reentry or dispossession of Tenant by Landlord under this Agreement, Landlord may, at its option, terminate such sublease or take over all of the right, title and interest of Tenant, as sublessor under such sublease, and, except as provided below, such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any Mortgagee, as holder of a mortgage or as Landlord under this Agreement, if such Mortgagee succeeds to that position, shall (i) be liable for any act or omission of Tenant under such sublease, (ii) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, (iii) be bound by any previous prepayment of more than one (1) Accounting Period, (iv) be bound by any covenant of Tenant to undertake or complete any construction of the Leased Property or any portion thereof, (v) be required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, (vi) be bound by any obligation to make any payment to such subtenant or grant any credits, except for services, repairs, maintenance and restoration provided for under the sublease that are performed after the date of such attornment, (vii) be responsible for any monies owing by Tenant to the credit of such subtenant, or (viii) be required to remove any Person occupying any portion of the Leased Property; and (c) in the event that such subtenant receives a written Notice from Landlord or any Mortgagee stating that an Event of Default has occurred and is continuing, such subtenant shall thereafter be obligated to pay all rentals accruing under such sublease directly to the party giving such Notice or as such party may direct. All rentals received from such subtenant by Landlord or the Mortgagee, as the case may be, shall be credited against the amounts owing by Tenant under this Agreement and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. An original counterpart of each such sublease duly executed by Tenant and such subtenant shall be delivered promptly to Landlord and Tenant shall remain liable for the payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Tenant hereunder. The provisions of this Section 16.2 shall not be deemed a waiver of the provisions set forth in Section 16.1(a). No subtenant that is an Affiliate of Tenant shall be required to attorn to Landlord as set forth above in this Section 16.2.

16.3 Permitted Sublease and Assignment. Notwithstanding the foregoing, but subject to the provisions of Section 16.4 and any other express conditions or limitations set forth herein, Tenant may, without Landlord’s consent, (a) sublease space at the Leased Property for newsstand, gift shop, parking garage, food concession, or similar concessions in furtherance of the Permitted Use; and (b) sublease additional space at the Leased Property for any such ancillary uses, so long as such additional subleases do not demise, in the aggregate, in excess of 2,000 square feet (exclusive of any parking garage subleases), and will not violate or affect any Legal Requirement or Insurance Requirement.

16.4 Sublease Limitation. For so long as Landlord or any Affiliate as to Landlord or any Member of Landlord or any Member thereof, shall seek to qualify as a real estate investment trust, anything contained in this Agreement to the contrary notwithstanding, Tenant shall not sublet the Leased Property on any basis such that the rental to be paid by any sublessee thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of such sublessee, or (b) any other formula such that any portion of such sublease rental would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

ARTICLE 17

ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

17.1 Estoppel Certificates. At any time and from time to time, upon not less than ten (10) Business Days prior Notice by either party, the party receiving such Notice shall furnish to the other a certificate certifying that this Agreement is unmodified and in full force and effect (or that this Agreement is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, that to its knowledge no Default or an Event of Default by the other party has occurred and is continuing or, if a Default or an Event of Default shall exist, specifying in reasonable detail the nature thereof, and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. If such additional information reasonably requires more than ten (10) Business Days to provide, the party furnishing such information shall be entitled to such additional period to respond to such request as may be reasonably required under the circumstances. Any such certificate furnished pursuant to this Section 17.1 may be relied upon by the requesting party, its lenders and any prospective purchaser or mortgagee of the Leased Property or the leasehold estate created hereby.

17.2 Accounting, Distributions and Annual Reconciliation.

(a) Within fifteen (15) days after the close of each Accounting Period (or such earlier time period as required under the Management Agreement), Tenant shall cause Manager to deliver to Landlord an interim financial statement (each, an “Accounting Period Statement”) showing Gross Revenues and applications and distributions thereof for the preceding Accounting Period, together with any and all other information required to be reflected on or provided with such Accounting Period Statement as may be required pursuant to the Management Agreement. Each such Accounting Period Statement shall be accompanied by a certificate of any officer or other authorized representative of Manager certifying that such Accounting Period Statement was prepared under such person’s direction in accordance with GAAP, and in such person’s opinion is true and correct. Tenant shall cause Manager to transfer to Tenant, with each Accounting Period Statement, any interim amounts due Tenant, subject to Working Capital needs, and shall retain any interim amounts due Manager.

(b) Calculations and payments of the management fees due Manager, and distributions to Tenant made with respect to each Accounting Period within a Fiscal Year shall be accounted for cumulatively. Within seventy-five (75) days after the end of each Fiscal Year, Tenant shall cause Manager to deliver to Landlord a financial statement (each, an “Annual Operating Statement”) in reasonable detail summarizing the operations of the Facility for the immediately preceding Fiscal Year, together with any and all other information required to be reflected on or provided with such Annual Operating Statement as may be required pursuant to the Management Agreement. Each such Annual Operating Statement shall be accompanied by a certificate of any officer or other authorized representative of Manager certifying that such Annual Operating Statement was prepared under such person’s direction in accordance with GAAP, and in such person’s opinion is true and correct. After Landlord’s receipt of such Annual Operating Statement, the parties shall promptly make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are needed because of the final figures set forth in such Annual Operating Statement. Such Annual Operating Statement shall be controlling over the preceding Accounting Period Statements.

17.3 Books and Records. Books of control and account pertaining to operations at the Facility shall be kept on an accrual basis and in all material respects in accordance with the Uniform System of Accounts and generally accepted accounting principles consistently applied. Tenant, upon Landlord’s reasonable request and at reasonable intervals during Manager’s normal business hours shall examine such records.

17.4 Accounts, Expenditures.

(a) Tenant shall cause all funds derived from operation of the Facility to be deposited by Manager in bank accounts (the “Operating Accounts”) established by Manager and Tenant in a bank or banks designated by Tenant, or at Tenant’s direction by Manager, subject to Landlord’s approval. Withdrawals from said Operating Accounts shall be made solely by representatives whose signatures have been authorized by Tenant. Reasonable petty cash funds in the ordinary course of business shall be maintained at the Facility.

(b) Tenant shall cause all payments to be made by Manager under the Management Agreement to be made from the Operating Accounts, petty cash funds, or from the Capital Renewals Reserve (in accordance with the terms of the Management Agreement).

To the extent any provisions of this Article 17 shall conflict with any provisions regarding financial and operational reporting requirements, business plans, operating accounts, operating budgets and/or books and records requirements set forth in the Management Agreement, the parties hereto hereby acknowledge and agree that the express provisions set forth in the Management Agreement with respect to same shall control.

ARTICLE 18

LANDLORD’S RIGHT TO INSPECT

Tenant shall permit Landlord and its authorized representatives to inspect the Leased Property at reasonable times of the day upon not less than twenty-four (24) hours’ Notice, and to make such repairs as Landlord is permitted or required to make pursuant to the terms of this Agreement, provided that any inspection or repair by Landlord or its representatives will not unreasonably interfere with Tenant’s use and operation of the Leased Property and further provided that in the event of an emergency, as determined by Landlord in its reasonable discretion, prior Notice shall not be necessary.

ARTICLE 19

MISCELLANEOUS

19.1 Limitation on Payment of Rent. All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of Rent, or otherwise, shall the Rent or any other amounts payable to Landlord under this Agreement exceed the maximum permissible under Applicable Laws, the benefit of which may be asserted by Tenant as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of the installment(s) of Minimum Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Agreement and any other agreements between Landlord and Tenant.

19.2 No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the maximum extent permitted by law, no waiver of any breach shall affect or alter this Agreement, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

19.3 Remedies Cumulative. To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant, now or hereafter provided either in this Agreement or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant (as applicable) of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

19.4 Severability. Any clause, sentence, paragraph, section or provision of this Agreement held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Agreement shall be construed as if such invalid, illegal or ineffective provisions had never been contained therein.

19.5 Acceptance of Surrender. No surrender to Landlord of this Agreement or to the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

19.6 No Merger of Title. It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Agreement or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly this Agreement or the leasehold estate created hereby and the fee estate or ground landlord’s interest in the Leased Property.

19.7 Conveyance by Landlord. If Landlord or any successor owner of all or any portion of the Leased Property shall convey all or any portion of the Leased Property in accordance with the terms of this Agreement other than as security for a debt, and the grantee or transferee of the Leased Property shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Agreement with respect to such of the Leased Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

19.8 Quiet Enjoyment. Provided that no Event of Default shall have occurred and be continuing, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of hindrance or molestation by Landlord or anyone claiming by, through or under Landlord, but subject to (a) any encumbrance permitted to be created by Landlord hereunder, (b) all Permitted Encumbrances, (c) liens as to obligations of Landlord that are either not yet due or which are being contested in good faith and by proper proceedings, provided the same do not materially interfere with Tenant’s ability to operate the Facility and (d) liens that have been consented to in writing by Tenant. Except as otherwise provided in this Agreement, no failure by Landlord to comply with the foregoing covenant shall give Tenant the right to cancel or terminate this Agreement or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Agreement, or to fail to perform any other obligation of Tenant hereunder.

19.9 Memorandum of Lease. Neither Landlord nor Tenant shall record this Agreement. However, Landlord and Tenant shall promptly, upon the request of the other, enter into a short form memorandum of this Agreement, in form suitable for recording under the laws of the State in which reference to this Agreement, and all options contained herein, shall be made. The parties shall share equally all costs and expenses of recording such memorandum.

19.10 Notices.

(a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c) All such notices shall be addressed,

If to Landlord to: Webster City IA Assisted Living Owner, LLC c/o CNL Healthcare Trust, Inc. CNL Center at City Commons 450 South Orange Avenue, 12th Floor Orlando, Florida 32801-3736
Attn: Attn:	Holly J. Greer, Esq., SVP and General Counsel Joseph T. Johnson, SVP and Chief Financial Officer
with a copy to: Lowndes Drosdick Doster Kantor and Reed, P.A. 215 North Eola Drive Post Office Box 2809 Orlando, Florida 32802-2809
Attn:	William T. Dymond, Jr., Esq.
if to Tenant to: Webster City IA Assisted Living Tenant, LLC c/o CNL Healthcare Trust, Inc. CNL Center at City Commons 450 South Orange Avenue, 12th Floor Orlando, Florida 32801-3736
Attn:	Holly Greer, Esq., SVP and General Counsel
Attn:	Joseph T. Johnson, SVP and Chief Financial Officer
with a copy to: Lowndes Drosdick Doster Kantor and Reed, P.A. 215 North Eola Drive Post Office Box 2809 Orlando, Florida 32802-2809
Attn:	William T. Dymond, Jr., Esq.

(d) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

19.11 Construction; Nonrecourse. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by all the parties thereto. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Each term or provision of this Agreement to be performed by Tenant shall be construed as an independent covenant and condition. Time is of the essence with respect to the exercise of any rights of Tenant or Landlord under this Agreement. In the event of any dispute between the parties concerning this Agreement, Landlord shall be entitled to an award of attorney’s fees and costs in connection with such dispute, including in connection with any suit, action, arbitration or other proceeding concerning such dispute. Except as otherwise set forth in this Agreement, any obligations arising prior to the expiration or sooner termination of this Agreement of Tenant (including without limitation, any monetary, repair and indemnification obligations) and Landlord shall survive the expiration or sooner termination of this Agreement; provided, however, that each party shall be required to give the other Notice of any such surviving and unsatisfied obligations within one year after the expiration or sooner termination of this Agreement. Nothing contained in this Agreement shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the shareholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Landlord or Tenant for the payment or performance of the obligations or liabilities of Landlord or Tenant hereunder. Further, in the event Landlord shall be in default under this Agreement, and if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment against the right, title and interest of Landlord in the Leased Property.

19.12 Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which, when taken together, bear the signatures of each of the parties hereto shall have been signed. Headings in this Agreement are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.

19.13 Applicable Law, Etc. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State applicable to contracts between residents of the State which are to be performed entirely within the State, regardless of (a) where this Agreement is executed or delivered; or (b) where any payment or other performance required by this Agreement is made or required to be made; or (c) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted or pending; or (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State; or

(g) any combination of the foregoing. To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in the State as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the State and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

19.14 Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution of this Agreement, nor the consummation of any transaction contemplated hereby, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; nor result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

19.15 Disclosure of Information.

(a) The parties hereto agree that the matters set forth in this Agreement and any revenue, expense, net profit and occupancy information regarding the Facility are strictly confidential and each party will make every effort to ensure that the information is not disclosed to any Person that is not an Affiliate as to any party (including the press) without the prior express written consent of the other party, except as may be required by law and as may be reasonably necessary to obtain Permits and other public approvals necessary for the refurbishment or operation of the Facility, or, in connection with a Landlord financing, a sale of the Facility, or a sale of a Controlling Interest in Landlord or Tenant.

(b) Notwithstanding anything to the contrary in the foregoing provisions of this Section 19.15 or elsewhere in this Agreement, any party (and any employee, representative or other agent of any party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any party relating to such tax treatment and tax structure; provided, however, that any such information and materials shall be kept confidential to the extent necessary to comply with any applicable securities laws. For purposes of the preceding sentence, the tax treatment and tax structure of the transactions contemplated by this Agreement shall not be deemed to include the identity of the parties, the location of the Leased Property or the amount of Rent payable by Tenant hereunder. The foregoing authorization of disclosure is retroactively effective immediately upon commencement of the first discussions among the parties regarding the transactions contemplated hereby, and the parties aver and affirm that this tax disclosure authorization has been given on a date which is no later than thirty (30) days from the first day that any party (or any employee, representative, or other agent of a party) first made or provided a statement as to the potential federal income tax consequences that may result from the transactions contemplated hereby.

(c) The obligations of Tenant and Landlord contained in this Section 19.15 shall survive the expiration or earlier termination of this Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Lease Agreement as a sealed instrument as of the date above first written.

“LANDLORD”

WEBSTER CITY IA ASSISTED LIVING OWNER, LLC, a Delaware limited liability company

By:	/s/ Kevin Maddron
Name:	Kevin Maddron
Title:	Senior Vice President

“TENANT”

WEBSTER CITY IA ASSISTED LIVING TENANT, LLC, a Delaware limited liability company

By:	/s/ Kevin Maddron
Name:	Kevin Maddron
Title:	Senior Vice President